                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

[REDACTED] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND THE WORD "REDACTED", HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                              INVESTMENT AGREEMENT

                           dated as of March 15, 2005

                                      among

                              WEXFORD CAPITAL LLC,

                         REPUBLIC AIRWAYS HOLDINGS INC.,

                             US AIRWAYS GROUP, INC.

                                       and

                                US AIRWAYS, INC.

                                TABLE OF CONTENTS

                                                                              Page
                                                                              ----
ARTICLE I DEFINITIONS......................................................     2
   Section 1.01  Definitions...............................................     2

ARTICLE II ISSUANCE AND PURCHASE OF NEW COMMON STOCK.......................    10
   Section 2.01  Issuance and Purchase of New Common Stock.................    10
   Section 2.02  Slots Option..............................................    10
   Section 2.03  Closing...................................................    10
   Section 2.04  Terms of Additional Investments...........................    11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    11
   Section 3.01  Corporate Organization and Qualification..................    11
   Section 3.02  Authorization; No Contravention...........................    12
   Section 3.03  Consents; No Conflicts....................................    12
   Section 3.04  Court Orders..............................................    12
   Section 3.05  Capitalization; Securities................................    12
   Section 3.06  Subsidiaries..............................................    13
   Section 3.07  Company Reports; Financial Statements.....................    13
   Section 3.08  Information Provided......................................    14
   Section 3.09  Absence of Certain Changes or Events......................    14
   Section 3.10  Property..................................................    14
   Section 3.11  Taxes.....................................................    14
   Section 3.12  Financial Advisors and Brokers............................    14
   Section 3.13  Insurance.................................................    15
   Section 3.14  Regulatory Status.........................................    15
   Section 3.15  Collective Bargaining Agreements and Employee Contracts...    15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE INVESTOR..................    15
   Section 4.01  Organization..............................................    15
   Section 4.02  Authorization of Agreements...............................    15
   Section 4.03  Consents; No Conflicts....................................    16
   Section 4.04  Financial Advisors and Brokers............................    16
   Section 4.05  Ownership of Equity Securities; Purpose of Investment.....    16
   Section 4.06  Citizenship...............................................    16
   Section 4.07  Financing.................................................    16

ARTICLE V GOVERNANCE.......................................................    16
   Section 5.01  Board of Directors........................................    16
   Section 5.02  Directors' Liability and Indemnification..................    17

ARTICLE VI PRE-CLOSING COVENANTS...........................................    17
   Section 6.01  Taking of Necessary Action................................    17
   Section 6.02  Notifications.............................................    18

   Section 6.03  Republic Aircraft Transaction.............................    18
   Section 6.04  Definitive Existing Jet Service Agreement.................    18
   Section 6.05  Maintenance of Properties:  Insurance.....................    18
   Section 6.06  Delivery of Reports.......................................    19
   Section 6.07  HSR.......................................................    19
   Section 6.08  Notification from Investor................................    19
   Section 6.09  Business Plan.............................................    19
   Section 6.10  Effectiveness Prior to Omnibus Order......................    20

ARTICLE VII ADDITIONAL COVENANTS...........................................    21
   Section 7.01  Financial and Other Information...........................    21
   Section 7.02  Publicity.................................................    21
   Section 7.03  Registration Rights and Listing of New Common Stock.......    21
   Section 7.04  Restrictions on Sale......................................    21
   Section 7.05  Additional Jet Service Aircraft...........................    22
   Section 7.06  Investor Financing........................................    22
   Section 7.07  Chautauqua Pre-Petition Claim.............................    22

ARTICLE VIII CONDITIONS....................................................    22
   Section 8.01  Conditions to Investor's Obligations......................    22
   Section 8.02  Conditions to the Company's Obligations...................    26

ARTICLE IX TERMINATION.....................................................    28
   Section 9.01  Termination of Agreement..................................    28
   Section 9.02  Effect of Termination.....................................    28

ARTICLE X MISCELLANEOUS....................................................    29
   Section 10.01 Fees and Expenses.........................................    29
   Section 10.02 Survival of Representations and Warranties................    29
   Section 10.03 Specific Performance......................................    29
   Section 10.04 General Interpretive Principles...........................    29
   Section 10.05 Notices...................................................    30
   Section 10.06 Entire Agreement; Amendment...............................    31
   Section 10.07 Counterparts..............................................    31
   Section 10.08 Governing Law.............................................    31
   Section 10.09 Successors and Assigns....................................    32
   Section 10.10 No Third-Party Beneficiaries..............................    32
   Section 10.11 Confidentiality...........................................    32

EXHIBIT A-1 Slots Option
EXHIBIT A-2 Gates
EXHIBIT B   Republic Aircraft Transaction
EXHIBIT C   Amendments to Original Jet Service Agreement
EXHIBIT D   Terms of New Jet Service Agreement
EXHIBIT E   Additional Jet Service Aircraft
EXHIBIT F   Lease Formula

Schedule 1       Shares of New Common Stock
Schedule 3.03 Approvals Required of the Company and the Operating Companies in connection with the Transactions
Schedule 3.06    Subsidiaries of the Company
Schedule 3.07(a) SEC Reports Not Filed
Schedule 3.15    Status of Collective Bargaining Agreements and Employment
                 Agreements
Schedule 4.03 Approvals Required by the Investor in connection with the Transactions

                              INVESTMENT AGREEMENT

          THIS INVESTMENT AGREEMENT (together with all exhibits and schedules hereto and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the "Agreement"), dated as of March 15, 2005, by and among Wexford Capital LLC, a Connecticut limited liability company, on its own behalf and on behalf of its affiliated funds and managed accounts (collectively, "Wexford"), Republic Airways Holdings Inc., a Delaware corporation ("Republic", and together with Wexford, the "Investor"), US Airways, Inc., a Delaware corporation, and its successors (including, as the context may require, on or after the Effective Date, as reorganized pursuant to the Bankruptcy Code) ("US Airways") and US Airways Group, Inc., a Delaware corporation, and its successors (including, as the context may require, on or after the Effective Date, as reorganized pursuant to the Bankruptcy Code) (the "Company").

                                   WITNESSETH:

          WHEREAS, on September 12, 2004, the Company and certain of its Subsidiaries (the "Debtor Subsidiaries" and together with the Company, the "Debtors") filed voluntary petitions (the "Cases") for protection under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Bankruptcy Court") to enable the Debtors to be restructured pursuant to one or more plans of reorganization (collectively, the "Plan");

          WHEREAS, the Debtors have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

          WHEREAS, in connection herewith US Airways intends to enter into and, subject to the Omnibus Order, assume (under Section 365 of the Bankruptcy Code) an amended and restated jet service agreement with Chautauqua, having the terms set forth on Exhibit C (as amended and restated, the "Existing Jet Service Agreement");

          WHEREAS, pursuant to the Plan, the reorganized Company intends to cancel the existing outstanding Equity Securities of the Company upon the Effective Date and issue the New Common Stock;

          WHEREAS, subject to the other terms and conditions contained herein, the Investor desires to commit to provide equity financing to the Company;

          WHEREAS, if the Company decides to draw down such commitment, then the reorganized Company intends to issue and sell to the Investor, and the Investor intends to purchase from the reorganized Company, the New Common Stock (such purchase, issuance and sale, the "Investment") in exchange for the Investment Price;

          WHEREAS, the parties intend that the transactions contemplated hereby will be implemented by, and take effect subject to the occurrence of the Effective Date and simultaneously with the consummation of, the Plan (except as to those transactions that are expressly intended to take effect at another date);

          WHEREAS, the parties intend that all of the transactions contemplated hereby are intended to be treated as a single integrated transaction subject to the approval of the Bankruptcy Court as soon as reasonably practicable after the date hereof and as part of a settlement of issues related to the Original Jet Service Agreement; and

          WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows, in the case of the Company, subject to Bankruptcy Court approval of this Agreement:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

          "Additional Jet Service Aircraft" has the meaning set forth in Exhibit E.

          "Affiliate" means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person, where "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that when used with respect to the Company, "Affiliate" shall not include Retirement Systems of Alabama Holdings LLC or any entity that would be deemed an Affiliate of the Company solely by virtue of RSA's being a stockholder in the Company.

          "Agreement" has the meaning set forth in the preamble hereto.

          "Air Wisconsin DIP Agreement" means the Junior Secured
Debtor-in-Possession Credit Facility Agreement dated as of February 18, 2005, by and among US Airways, Inc., as Borrower, certain affiliates thereof as guarantors, and Eastshore, as lender, as amended, supplemented or otherwise modified from time to time.

          "Amended Business Plan" has the meaning set forth in Section 6.09(b) hereof.

          "Approvals" has the meaning set forth in Section 8.01(d) hereof.

          "ATSB Lender Parties" has the meaning set forth in the definition of "ATSB Loan Agreement" below.

          "ATSB Loan Agreement" means that certain $1,000,000,000 Loan Agreement, dated as of March 31, 2003, among the Company, the Operating Companies and the ATSB Lender Parties specified therein (the "ATSB Lender Parties"), together with all agreements and instruments entered into in connection therewith, including, without limitation, the cash collateral orders relating to the Company's and the Operating Companies' use of cash collateral during the pendency of the Cases, in each case as amended, supplemented or otherwise modified from time to time.

          "Bankruptcy Code" has the meaning set forth in the recitals hereto.

          "Bankruptcy Court" has the meaning set forth in the recitals hereto.

          "Board" means the board of directors of the Company (including, with respect to periods following the Effective Date, the reorganized Company).

          "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions of the State of New York are authorized by law or executive order to close.

          "Bylaws" means the bylaws of the Company, as amended from time to time (including, with respect to periods following the Effective Date, the bylaws of the reorganized Company).

          "Cases" has the meaning set forth in the recitals hereto.

          "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended from time to time, including any certificate of designation relating to any Equity Securities of the Company (including, in each case, with respect to periods following the Effective Date, of the reorganized Company).

          "Certificated Air Carrier" means a Citizen of the United States holding an aircraft operating certificate issued pursuant to Chapter 447 of Title 49 of the United States Code or any analogous successor provision of the United States Code, for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo or that otherwise is certified or registered to the extent required to fall within the purview of 11 U.S.C. Section 1110 or any analogous successor provision of the Bankruptcy Code.

          "Chapter 11" means Chapter 11 of the Bankruptcy Code.

          "Chautauqua" means Chautauqua Airlines, Inc.

          "Citizen of the United States" has the meaning given to such term in
Section 40102(a)(15) of Title 49 of the Transportation Code, or any subsequent legislation that amends, supplements or supersedes such provisions.

          "Closing" means the closing of the issuance, sale and purchase of the New Common Stock pursuant to Section 2.01 hereof.

          "Closing Date" has the meaning set forth in Section 2.03(a) hereof.

          "Collective Bargaining Agreements" means collectively the collective bargaining agreements between (A) US Airways and (i) the Transport Workers Union Locals 545, 546 and 547, as modified during the Cases with the Bankruptcy Court's approval pursuant to the

October 26, 2004 Consent Order Approving Modifications to Debtors' Collective Bargaining Agreements With Certain Groups Within the Transport Workers Union,
(ii) the Communications Workers of America, AFL-CIO, as modified during the Cases with the Bankruptcy Court's approval pursuant to the January 6, 2005 Consent Order Approving Modifications to Debtors' Collective Bargaining Agreement with the Communications Workers of America; (iii) the Air Line Pilots Association, International, as modified during the Cases with the Bankruptcy Court's approval pursuant to the October 26, 2004 Consent Order Approving Modifications to the Debtors' Collective Bargaining Agreement with the Air Line Pilots Association, International; (iv) the Association of Flight Attendants-CWA, AFL-CIO which was approved by the Bankruptcy Court's January 11, 2005 Order Approving Debtors' Entry Into Collective Bargaining Agreement with the Association of Flight Attendants-CWA, AFL-CIO; and (v) the International Association of Machinists and Aerospace Workers: Mechanical and Related (District 142), Maintenance Training Specialists (District 142), and Fleet Service (District 141), which were approved by the Bankruptcy Court's January 27, 2005 Order Approving Debtors' Entry into Collective Bargaining Agreements with the International Association of Machinists and Aerospace Workers; (B) Allegheny Airlines and (i) the Air Line Pilots in the service of Allegheny Airlines, Inc. as represented by the Air Line Pilots Association, effective May 1, 1999; (ii) the Mechanics and Related Employees in the service of Allegheny Airlines, Inc. as represented by the Air Line Pilots Association, International, effective April 2, 2001; and (iii) the International Brotherhood of Teamsters, effective December 16, 2001; (C) Piedmont Airlines and (i) the Association of Flight Attendants, AFL-CIO, effective October 31, 2001; (ii) the Air Line Pilots Association, International, effective May 16, 2000; (iii) the International Association of Machinists and Aerospace Workers: Flight Dispatchers (District
141), effective March 1, 1999; Mechanic & Related (District 141), effective January 25, 1999; and, Stock Clerks (District 141), effective September 29, 2000; (D) PSA Airlines and (i) the Air Line Pilots Association, International, effective May 10, 2002; (ii) the Association of Flight Attendants, AFL-CIO, effective January 1, 1997; (iii) the International Association of Machinists and Aerospace Workers: Air Transport (District 141M), effective September 24, 2001; and (iv) the International Brotherhood of Teamsters, effective March 3, 1997.

          "Company" has the meaning set forth in the preamble hereto.

          "Confirmation Order" means a Final Order of the Bankruptcy Court approving the Plan.

          "Contractual Obligation" means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).

          "Creditors' Committee" means the Committee of Unsecured Creditors appointed in the Cases pursuant to Section 1102 of the Bankruptcy Code.

          "DCA" means Ronald Reagan Washington National Airport.

          "Debtors" has the meaning set forth in the recitals hereto.

          "Debtor Subsidiaries" has the meaning set forth in the recitals hereto.

          "Disclosure Statement" means a disclosure statement with respect to the Plan.

          "Eastshore" means Eastshore Aviation, LLC.

          "Effective Date" means the effective date of the Plan.

          "Equity Securities" shall mean (i) capital stock of, or other equity interests in, any Person, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Person or (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

          "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Existing Jet Service Agreement" has the meaning set forth in the recitals hereto.

          "FAA" means Federal Aviation Administration.

          "Final Approved Business Plan" has the meaning set forth in Section 6.09(b) hereof.

          "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

          "Fully Diluted Basis" means the number of shares of New Common Stock, without duplication, which are issued and outstanding or owned or held, as applicable, at the date of determination plus the number of shares of New Common Stock issuable pursuant to any Equity Securities then outstanding convertible into or exchangeable or exercisable for (whether or not subject to contingencies or passage of time, or both) shares of New Common Stock, exclusive of shares of New Common Stock issuable to General Electric Capital Corporation ("GECC") in accordance with the Convertible Note (the "GECC Convertible Note") to be received by GECC upon the Debtors emergence from the Cases pursuant to that certain Master Memorandum of Understanding and related term sheets entered into as of November 24, 2004, among the Debtors and GECC.

          "GAAP" means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period.

          "Gates Option" has the meaning set forth in Exhibit A-1.

          "Gates" shall mean all of the right, title, privilege, interest and authority held by the Operating Companies in connection with the right to use or occupy space at three (3) gates at DCA and two (2) gates at LGA for the embarkation/boarding and debarkation/deboarding of passengers, including but not limited to, related preferential use or exclusive use holdrooms and jetways, and shall include related airport facilities necessary for an air carrier to conduct scheduled operations at such airports including ticket counter space, baggage claim and makeup space, and administrative office space, all as more specifically set forth on Exhibit A-2.

          "GECC" has the meaning set forth in the definition of "Fully Diluted Basis" above.

          "GECC Convertible Note" has the meaning set forth in the definition of "Fully Diluted Basis" above.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Hearing" means the hearing conducted in the Cases in the Bankruptcy Court seeking approval of the Motion and the Omnibus Order.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

          "Independent Director" means a member of the Board of the reorganized Company who meets the standards for independence of the Nasdaq National Market or the national stock exchange on which the New Common Stock is then quoted or listed as of the time of such determination.

          "Initial Business Plan" has the meaning set forth in Section 6.09(a) hereof.

          "Initial Business Plan Review Period" has the meaning set forth in
Section 6.09(a) hereof.

          "Investor" has the meaning set forth in the preamble hereto.

          "Investor Director" means any member of the Board or the reorganized Company nominated by the Investor in accordance with Section 5.01 hereof.

          "Investment" has the meaning set forth in the recitals hereto.

          "Investment Price" has the meaning set forth in Section 2.01 hereof.

          "Jet Service Agreements" means the Existing Jet Service Agreement and the New Jet Service Agreement, and individually, a Jet Service Agreement.

          "Law" means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

          "LGA" means La Guardia Airport.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

          "Material Adverse Effect" means any condition, circumstance or event or series of conditions, circumstances or events that, individually or in the aggregate, has had or could reasonably be expected to have (a) a material adverse effect on the condition (financial or otherwise), properties, assets, business, results of operations or prospects of the Company and its Subsidiaries taken as a whole, or (b) could reasonably be expected to prevent or limit or restrict in any material respect the Company or any of its Subsidiaries or the Investor from performing their respective obligations hereunder or under any of the Transaction Documents to which any of them are a party or consummating any of the transactions hereunder or thereunder, provided that, in addition to and not by way of limitation of the foregoing, any of the following shall be deemed to constitute a Material Adverse Effect: (i) a material increase in the cost of fuel over the cost assumed in the most recent Final Approved Business Plan or
(ii) a terrorist event or war (whether declared or not) that causes the cessation or any material interruption of a material portion of the Operating Companies' business operations.

          "Motion" means the motion and any supporting papers seeking approval of the Transactions, in form and substance reasonably acceptable to the Investor and providing, inter alia, not less than a ten (10) day notice period prior to the Hearing and providing for confidential treatment of portions of the Transaction Documents as mutually agreed by the Company and the Investor.

          "New Common Stock" has the meaning set forth in Section 2.01 hereof.

          "New Jet Service Agreement" has the meaning set forth in Exhibit A-1 hereto.

          "Omnibus Order" means the Final Order of the Bankruptcy Court authorizing the Company and its Subsidiaries to enter into and execute definitive Transaction Documents and approving the Transactions under Sections 105, 363, 364 and 365 of the Bankruptcy Code and applicable Bankruptcy Rules, in form and substance reasonably acceptable to the Investor and the Company.

          "Operating Companies" means US Airways, PSA Airlines, Inc., a Pennsylvania corporation, Piedmont Airlines, Inc., a Maryland corporation and Material Services Company, Inc., a Delaware corporation.

          "Original Jet Service Agreement" means the Jet Service Agreement between Chautauqua and US Airways, dated March 19, 1999, as amended through the date hereof.

          "Owned Aircraft Leaseback" has the meaning set forth in Exhibit B hereto.

          "Person" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization, or Governmental Authority.

          "Plan" has the meaning set forth in the recitals hereto.

          "Postpetition," when used with respect to any agreement, instrument or any obligation arising thereunder, any claim or proceeding or any other matter, means an agreement or instrument that was first entered into or first became effective, an obligation, claim or proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Cases.

          "Regulatory Approvals" means, to the extent necessary in connection with the consummation of the transactions contemplated by the Transaction Documents, any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Authorities (and shall not include clearance or approval under the HSR Act or any other Law that may require waiting periods prior to consummation of the Transactions).

          "Representatives" means, with respect to any Person, such Person's officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such a Person.

          "Republic" has the meaning set forth in the preamble hereto.

          "Republic Aircraft Transaction" means the aircraft purchase and lease transactions described more specifically in Exhibit B.

          "SEC" means the U.S. Securities and Exchange Commission.

          "SEC Reports" has the meaning set forth in Section 3.07(a) hereof.

          "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Slot" means all of the rights and operational authority now or hereafter acquired or held by any of the Operating Companies in and to the operating authority granted by the FAA pursuant to Title 14 of the United States Code of Federal Regulations, Part 93, Subparts K and S (as amended from time to time by regulation or statute, or any successor or recodified regulation) to conduct one Instrument Flight Rules (as defined under the federal aviation regulations) landing or takeoff operation in a specified time period at LGA or DCA.

          "Slots Option" means the option described more specifically in Exhibit A-1.

          "Subsidiary" means as to any Person, any other Person of which more than fifty percent (50%) of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

          "Substantial Investor" means a new investor who, individually or together with such investor's Affiliates, invests in the aggregate at least $100 million in New Common Stock in the reorganized Company in connection with the Plan, which shall include Eastshore (to the extent it qualifies as such in the Air Wisconsin DIP Agreement) and, if the Closing occurs, the Investor. For purposes of the definition in the immediately preceding sentence, an investor and its Affiliates shall be deemed one and the same Substantial Investor if they satisfy the criteria of such definition.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings imposed by any Governmental Authority.

          "Title 14" means Title 14 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereunder.

          "Title 49" means Title 49 of the Code of Federal Regulations, as amended and in effect from time to time.

          "Transactions" means the execution, delivery and performance of this Agreement and the issuance of New Common Stock hereunder, and the execution, delivery and performance of the documents described in Articles II, V and VIII hereof, in each case by the applicable party thereto, including, without limitation, the Slots Option, the Gates Option, the Jet Service Agreements, the documents relating to the Republic Aircraft Transaction and the payment of fees to the Investor as provided herein.

          "Transaction Documents" means this Agreement, the Plan, the Confirmation Order, the documents described in Articles II, V and VIII and all other documents necessary to consummate the Transactions and other arrangements contemplated hereby.

          "Transportation Code" means Title 49 of the United States Code which, among other things, recodified and replaced the U.S. Transportation Code of 1958 and the regulations promulgated thereunder, or any subsequent legislation that amends, supplements or supersedes such provisions.

          "Unrestricted Commuter Slots" means the Slots allocated by FAA as commuter slots under Title 14 of the United States Code of Federal Regulations,
Part 93, Subparts K and S (as amended from time to time by regulation or statute, or any successor or recodified regulation), to which no restrictions or limitations apply (other than those expressly set forth in such Subparts).

          "US Airways" has the meaning set forth in the preamble hereto.

          "Wexford" has the meaning set forth in the preamble hereto.

                                   ARTICLE II

                    ISSUANCE AND PURCHASE OF NEW COMMON STOCK

          Section 2.01 Issuance and Purchase of New Common Stock.

          Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, the Investor grants to the Company an option to require the Investor to purchase for an aggregate purchase price of one hundred twenty five million dollars ($125,000,000) (the "Investment Price"), that number of shares of common stock of the reorganized Company (the "New Common Stock") on a Fully Diluted Basis determined in accordance with Schedule 1 attached hereto; provided, however, that in no event shall the New Common Stock issuable to the Investor on a Fully Diluted Basis as of the Effective Date represent less than 19.2308% of the total New Common Stock of the reorganized Company. Notwithstanding the immediately preceding sentence, to the extent that Eastshore agrees to amend the Air Wisconsin DIP Agreement to provide for a reduction in its equity ownership in the Company on a Fully Diluted Basis below 19.2308% in the event that any Substantial Investor makes an investment in the Company, the Investor will also agree to a comparable (on a pari passu basis with Eastshore and on terms and conditions no less favorable to the Investor as are accorded to Eastshore in connection with such agreement) reduction in its equity ownership in the Company on a Fully Diluted Basis; provided, that in no event shall Investors' equity ownership on a Fully Diluted Basis be reduced below 16.6666%. At the Closing, if the Company exercises the option described above, the reorganized Company will issue, sell and deliver to the Investor, and the Investor will purchase from the reorganized Company, the New Common Stock in accordance with the first sentence of this Section 2.01. The foregoing option shall be deemed terminated and cancelled if the Company shall not have given the Investor written notice at least sixty (60) days prior to the Effective Date of its exercise of the option (indicating the amount it will require Investor to purchase) and such notice shall be irrevocable unless otherwise consented to by the Investor in its sole discretion.

          Section 2.02 Slots Option. Subject to the terms and conditions hereof, the Investor hereby grants US Airways (and its successor under the Plan) the Slots Option.

          Section 2.03 Closing. (a) Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Sections 8.01 and 8.02 hereof, the Closing shall take place at the offices of Arnold & Porter LLP, 555 Twelfth Street, NW, Washington D.C. 20004, at 10:00 a.m., Washington D.C. time, on the Effective Date or at such other time, date and place as the parties may agree (the date on which the Closing occurs, the "Closing Date"); provided that the parties shall use commercially reasonable efforts to have the Closing take place on the Effective Date.

               (b) At the Closing, (i) the reorganized Company shall deliver to the Investor certificates representing the shares of Common Stock to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof (registered in the names and in the denominations designated by the Investor at least two Business Days prior to the Closing Date), together with the other documents, certificates and opinions to be delivered pursuant to Section 8.01 hereof, and (ii) the Investor, in full payment for the shares of Common Stock to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof, shall pay to the reorganized Company as provided in Section 2.01 hereof, an aggregate amount equal to (x) the Investment Price minus (y) any amounts due as of the Closing Date to the Investor pursuant to Section 10.01 hereof (such payment to be made in immediately available funds by wire transfer to the account designated by the Company, or by such other means as may be agreed between the parties hereto), and shall deliver the certificate required pursuant to Section 8.02(a) hereof.

          Section 2.04 Terms of Additional Investments. If the Company, the Operating Companies or any of their respective Affiliates provides to any Person (including, but not limited to, any other Substantial Investor) that commits to acquire any shares of New Common Stock or any other Equity Securities of the reorganized Company in connection with the Plan, any terms relating to such acquisition more favorable than those applicable to the Investor pursuant to this Agreement, then, in each such case, the Company shall provide written notice to the Investor of such more favorable terms (the "Notice"). Within ten
(10) Business Days following receipt of the Notice, the Investor may by written notice to the Borrower elect to accept any of the more favorable terms to apply to the Investor hereunder. If the Investor does not so elect within such ten
(10) Business Day period, the Investor shall have waived its right to accept the more advantageous terms that were described in the Notice. Anything in this
Section 2.04 to the contrary notwithstanding, the election provided to the Investor herein shall not be applicable with respect to any distributions of New Common Stock, subscription rights, or securities exchangeable for or convertible into equity securities in the reorganized Company to the extent that the distributions of such securities and rights are to any creditors, shareholders, management, or employees of the Company or of any of its Subsidiaries, or on account of the GECC Convertible Note, in connection with the Plan.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to, and agrees with, the Investor as follows:

          Section 3.01 Corporate Organization and Qualification. Each of the Company, each Operating Company and each of their respective Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and, pursuant to Sections 1107 and 1108 of the Bankruptcy Code and the orders of the Bankruptcy Court, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, does not result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          Section 3.02 Authorization; No Contravention. The Transactions to be consummated by the Company and the Operating Companies are within the respective corporate powers of the Company and the Operating Companies (subject and after giving effect to any required approvals of the Bankruptcy Court (including, without limitation, to the extent applicable, the Confirmation Order) and the
Plan) and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and each other Transaction Document entered into as of the date hereof have been duly executed and delivered by the Company and the Operating Companies party thereto (as applicable) and constitute (subject and after giving effect to any required approvals of the Bankruptcy Court (including, without limitation, to the extent applicable, the Confirmation Order) and the Plan), a legal, valid and binding obligation of the Company and such Operating Companies, respectively, enforceable in accordance with its terms.

          Section 3.03 Consents; No Conflicts. Except as set forth on Schedule
3.03 hereto, with respect to the Company and the Operating Companies, the consummation of the Transactions (i) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (subject and after giving effect to any required approvals of the Bankruptcy Court (including, without limitation, to the extent applicable, the Confirmation Order) and the Plan), except such as have been obtained or made and are in full force and effect and except where failure to obtain such consent, approval, registration, filing or other action has not had a Material Adverse Effect, (ii) will not violate (A) any applicable law or regulation or (B) the charter, bylaws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority and except, in each case, where such violation of applicable law or regulation has not had a Material Adverse Effect, (iii) will not violate or result in a default under any Postpetition agreement or Postpetition loan agreement or any other Postpetition indebtedness agreement or instrument of indebtedness binding upon the Company, any Operating Company or any of their respective Subsidiaries or its assets except where such default or violation has not had a Material Adverse Effect and
(iv) will not result in the creation or imposition of any Lien on any assets or properties of the Company or any of its Subsidiaries.

          Section 3.04 Court Orders. Subject and after giving effect to any required approvals of the Bankruptcy Court (including, without limitation, to the extent applicable, the Confirmation Order) and the Plan, the performance of any action by the Company or the Operating Companies required or contemplated by this Agreement or any other Transaction Document is not restrained or enjoined by any order of the Bankruptcy Court or by any Governmental Authority (either temporarily, preliminarily or permanently).

          Section 3.05 Capitalization; Securities. Upon the Closing and after giving effect to the Confirmation Order, the Plan and the Investment, the authorized, issued and outstanding capital stock of the reorganized Company shall consist solely of New Common Stock. Upon the Closing Date, the New Common Stock to be issued and delivered to the Investor pursuant to the terms hereof, shall have been duly authorized and validly issued, fully paid, nonassessable and not subject to preemptive or similar rights of third parties or reserved for issuance in accordance with the terms of the Plan and Confirmation Order. The rights, preferences and privileges of the capital stock of the Company shall be as set forth in the Certificate of Incorporation of the Company, as amended pursuant to the Plan and in effect upon the Closing.

          Section 3.06 Subsidiaries. As of the Closing Date and after giving effect to the Plan and Confirmation Order, the reorganized Company will have no Subsidiaries other than those specifically disclosed in Schedule 3.06(a) and all of the capital stock of, or other equity interests in, each Subsidiary will have been validly issued, will be fully paid and non-assessable and will be owned by the reorganized Company, directly or indirectly in the amounts specified in
Schedule 3.06(a), free and clear of all Liens and free of any other restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest other than those arising under applicable Law).

          Section 3.07 Company Reports; Financial Statements. (a) Except as set forth on Schedule 3.07(a) hereto, the Company has made available (including by filing publicly by EDGAR with the SEC) to the Investor a true and complete copy of (i) the Annual Report on Form 10-K of each of the Company and, if applicable, US Airways for each of the fiscal years ended December 31, 2004, 2003 and 2002;
(ii) the Quarterly Report on Form 10-Q of each of the Company and US Airways for each of the periods ended March 31, 2004, June 30, 2004 and September 30, 2004; and (iii) each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement required to be filed by the Company or US Airways with the SEC since December 31, 2001 and prior to the date hereof, in each case, in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (i) were timely filed with the SEC; (ii) complied, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act; (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iv) presented fairly, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto), the financial position and results of operations of the entity to which such report applies as of the date and for the period set forth therein. Other than the SEC Reports, neither the Company nor US Airways has filed or been required to file any other reports or statements with the SEC since December 31, 2001.

               (b) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the SEC Reports fairly presents, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof; and each of the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the SEC Reports fairly presents, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the SEC.

               (c) Except as disclosed in the SEC Reports, there were no material liabilities or obligations of any nature of the Company or any of its Subsidiaries required under GAAP or the rules and regulations of the SEC to be disclosed as of the date of such SEC Reports. Since the date of the most recently filed SEC Report, except as disclosed in this Agreement or the SEC Reports, the Company and its Subsidiaries have not incurred any material liabilities or obligations other than those incurred in the ordinary course of such company's business.

          Section 3.08 Information Provided. All representations and warranties made by the Company in this Agreement, and all written certificates, exhibits and schedules provided by or on behalf of the Company to the Investor pursuant to the terms of this Agreement, when considered as a whole, are true and correct in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made. To the extent that any such information contained projections, such projections were prepared in good faith on the basis of (i) assumptions, methods and tests that are consistent with the Company's past practices and are believed by the Company to be reasonable and (ii) information believed by the Company to have been accurate based upon information available to the Company at the time such projections were furnished to the Investor. The Company has delivered to the Investor a true and correct copy of each of the ATSB Loan Agreement and the Air Wisconsin DIP Agreement, including any amendments, supplements and modifications through the date hereof.

          Section 3.09 Absence of Certain Changes or Events. Except for the filing of the Cases, the transactions contemplated by the Transaction Documents or as otherwise disclosed in the SEC Reports or this Agreement, (i) the Companies, taken as a whole, have in all material respects conducted their respective businesses in the ordinary course of business since December 31, 2003, and (ii) the Companies have not taken any actions, and no events have occurred since December 31, 2003, that, individually or in the aggregate, have had a Material Adverse Effect.

          Section 3.10 Property. Each of the Company and the Operating Companies has (i) good, marketable and insurable fee title to (in the case of fee interests in real property), (ii) valid, and in the case of leasehold interests in real property, insurable, leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of the properties and assets necessary to the conduct of its business, in each case except where the failure to have such title or interest has not had a Material Adverse Effect.

          Section 3.11 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) to the extent that the failure to do so has not had a Material Adverse Effect, (ii) with respect to Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves, and
(iii) with respect to Taxes that relate to a Tax period (or portion thereof) ending on or before the commencement of the Cases and that first became due and payable after the time of the commencement of the Cases.

          Section 3.12 Financial Advisors and Brokers. Except for Seabury Aviation Advisors LLC and/or its Affiliates ("Seabury"), no Person has acted, directly or indirectly, as a broker, finder or financial advisor of the Company or any of the Operating Companies in connection with the Transaction Documents or the transactions contemplated thereby, and except for Seabury, no Person acting for or on behalf of the Company or any of the Operating Companies is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or any of the Operating Companies. A true and correct copy of the Company's agreement with Seabury relating to the Transactions has been delivered to the Investor.

          Section 3.13 Insurance. The properties, business and operations of the Company and the Operating Companies are insured or reinsured with financially sound and reputable insurance companies or by way of self-insurance, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

          Section 3.14 Regulatory Status. Neither the Company, nor any Operating Company nor any of their respective Subsidiaries is (i) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. US Airways is a Certificated Air Carrier.

          Section 3.15 Collective Bargaining Agreements and Employment Agreements. Schedule 3.15 hereto sets forth a true and complete description of the status of the Collective Bargaining Agreements and any employment agreements with the Chief Executive Officer or any Executive Vice President of the Company, including any proposed revisions thereto. Except for the Collective Bargaining Agreements, as amended or supplemented after the date hereof, there is no collective bargaining agreement (or equivalent agreement) which is binding on the Company or any of its Affiliates or to which the Company or any of its Affiliates is a party. The Company has provided to the Investor true, complete and correct copies of all the Collective Bargaining Agreements.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

          The Investor represents and warrants to, and agrees with, the Company as follows:

          Section 4.01 Organization. Wexford Capital LLC is a Connecticut limited liability company having all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Transaction Documents. Republic is a Delaware corporation having all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Transaction Documents.

          Section 4.02 Authorization of Agreements. The execution, delivery and performance by the Investor and its Affiliates of their respective obligations under the Transaction Documents, to the extent that such documents have been delivered as of such date, and the consummation of the transactions contemplated by the Transaction Documents, are within the Investor's and such Affiliates' powers and have been duly authorized by all necessary action and do not and will not contravene the terms of their respective governing documents.

Each Transaction Document when delivered will constitute a legal, valid and binding obligation of the Investor or such Affiliate, as applicable, enforceable against the Investor or such Affiliate, as applicable, in accordance with its terms.

          Section 4.03 Consents; No Conflicts. No Approval (other than approval by the Bankruptcy Court) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Investor or any Affiliate thereof of this Agreement or any other Transaction Document, or for the consummation of the transactions contemplated hereby and thereby, except for such Approvals listed on Schedule 4.03 hereto or that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor or any such Affiliate to consummate the Transactions, and all of which have been duly obtained, taken, given or made and are in full force and effect, except as indicated on Schedule
4.03 hereto or for Approvals that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the Transactions.

          Section 4.04 Financial Advisors and Brokers. Other than Affiliates of the Investor, no Person has acted directly or indirectly as a broker, finder or financial advisor of the Investor in connection with the Transaction Documents or the transactions contemplated thereby, and, other than fees that may be payable to Affiliates of the Investor by the Investor, no Person acting for or on behalf of the Investor is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Investor.

          Section 4.05 Ownership of Equity Securities; Purpose of Investment. The Investor is acquiring the New Common Stock under this Agreement solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act and applicable state securities or "blue sky laws". The Investor is an "Accredited Investor" as such term is defined in Regulation D of the Securities Act.

          Section 4.06 Citizenship. The Investor (or its assignee, as permitted by Section 10.09 who acquires the New Common Stock hereunder at the Closing) is a Citizen of the United States.

          Section 4.07 Financing. Subject to Section 7.05, the Investor (or its assignee, as permitted by Section 10.09 who acquires the New Common Stock hereunder at the Closing) has sufficient and adequate resources to consummate the transactions contemplated by this Agreement.

                                    ARTICLE V

                                   GOVERNANCE

          Section 5.01 Board of Directors. (a) From and after the Closing Date, the Investor shall have the right to designate three (3) members of the Board of Directors of the reorganized Company, two (2) of which shall be Independent Directors qualified as such by the nominating committee of the Board. In addition to the members designated by the Investor, the

Board of Directors shall include the Chief Executive Officer of the reorganized Company and not less than two (2) Independent Directors designated by the Chief Executive Officer after consultation with the Creditors' Committee, and shall also include three (3) members, two (2) of which shall be Independent Directors, designated by each Substantial Investor other than the Investor for each $100 million increment invested by such Substantial Investor in the reorganized Company in connection with the Plan. Notwithstanding the foregoing, the Investor shall be entitled to designate three (3) members of the Board of Directors of the reorganized Company for so long as the Investor and its Affiliates collectively shall maintain more than 50% of their initial investment in the reorganized Company hereunder; the right to designate two (2) such members for so long as they maintain 30% of such initial investment in the reorganized Company; and the right to designate one (1) such member so long as it maintains 12% of such initial investment in the reorganized Company. All Independent Directors designated by the Investor or any Substantial Investor shall be qualified as such by the nominating committee of the Board, subject to the right of such Investor or Substantial Investor to veto any Independent Director not designated by such Investor or Substantial Investor, respectively.

               (b) If the reorganized Company shall issue shares of New Common Stock to any Substantial Investor who invests less than $200 million in New Common Stock and is entitled to designate more than three (3) members of the Board of Directors, the Investor shall be entitled to designate members to the Board of Directors on the same proportionate basis as such Substantial Investor (and with a proportionate number to be Independent Directors), and to the extent necessary, the Board of Directors shall be increased accordingly.

          Section 5.02 Directors' Liability and Indemnification.

          Upon and at all times after consummation of the Plan, the Certificate of Incorporation shall contain provisions that (i) eliminate the personal liability of the Company's former, present and future directors for monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable Law and (ii) require the Company, subject to appropriate procedures, to indemnify the Company's former, present and future directors and executive officers to the fullest extent permitted by applicable Law.

                                   ARTICLE VI

                              PRE-CLOSING COVENANTS

          Section 6.01 Taking of Necessary Action. (a) Each of the parties hereto agrees to use its commercially reasonable efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions in accordance with the terms hereof (including, without limitation, the preparation, negotiation and execution of mutually satisfactory Transaction Documents). Without limiting the foregoing, the Investor and the Company will cause their respective Affiliates to enter into and perform any Transaction Documents to which any such Affiliates are properly parties (subject in each case to the exercise of the Company's option in Section 2.01, the exercise of the Slots Option and the other terms and conditions contained herein).

               (b) The Company and US Airways shall use commercially reasonable efforts to obtain as promptly as possible after the date hereof the entry of the Omnibus Order.

               (c) The Company shall use commercially reasonable efforts to, and cause its Subsidiaries to, take all action necessary or advisable to maintain the right to operate their respective Slots at LGA and DCA in compliance in all material respects with the terms, conditions and regulations set forth in Part 93 of Title 14 of the Code of Federal Regulations, including the usage and reporting requirements set forth in Section 93.227 thereof.

               (d) The Company shall use commercially reasonable efforts to and cause its Subsidiaries to take all action necessary or advisable to maintain their respective rights, interests, privileges, title and authority in and to the Gates at DCA and LGA.

          Section 6.02 Notifications. At all times prior to the Closing Date, the Investor shall promptly notify the Company and the Company shall promptly notify the Investor in writing of any material fact, change, condition, circumstance or occurrence or nonoccurrence of any event that will or is reasonably likely to result in the failure to satisfy the conditions to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.02 shall not limit or otherwise affect the remedies available hereunder to any party giving or receiving such notice.

          Section 6.03 Republic Aircraft Transaction. If the Company and/or US Airways exercises and completes the Slots Option, the Investor shall complete the Republic Aircraft Transaction (subject to the applicable conditions thereto and to the terms and conditions of Exhibit B). If the Slots Option has not been exercised, the Investor shall have a one-time option, exercisable by written notice to the Company at any time during the thirty (30) day period commencing upon either the Effective Date or the date of termination of this Agreement (unless such termination is pursuant to Section 9.01(c) or (d) hereof), to purchase the Owned Aircraft and to assume the leases of the Leased Aircraft under the terms of the Republic Aircraft Transaction as provided in Exhibit B. If so exercised, the Company shall cause its Affiliates to enter into the Republic Aircraft Transaction (subject to the applicable conditions thereto) within thirty (30) days of delivery of such notification (or such other date as the Investor and the Company shall agree in writing). Prior to the expiration of Republic's option, neither the Company nor US Airways shall, directly or indirectly, enter into any agreement or arrangement with respect to such Owned Aircraft and Leased Aircraft that would materially change the Company's or US Airways' ownership interest in such Owned Aircraft or Leased Aircraft.

          Section 6.04 Definitive Existing Jet Service Agreement. As soon as reasonably practicable after the entry by the Bankruptcy Court of the Omnibus Order, the Company and the Investor shall and shall cause their respective applicable Affiliates to enter into the definitive Existing Jet Service Agreement.

          Section 6.05 Maintenance of Properties; Insurance. The Company shall and shall cause its Subsidiaries to (a) keep and maintain the Slots, the Gates and the aircraft subject to the Republic Aircraft Transaction in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies or by way of self-insurance, insurance covering such assets in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

          Section 6.06 Delivery of Reports. The Company and its Subsidiaries shall deliver to the Investor the reports concerning the operating and financial data of the Company and its Subsidiaries that are delivered to the ATSB Lender Parties.

          Section 6.07 HSR. Notwithstanding anything herein to the contrary, the parties hereto agree to make any required filings and notifications under the HSR Act or any other antitrust or similar competition Laws of any other country or jurisdiction in connection with the Transactions as soon as reasonably practicable and in no event later than 30 days after the Omnibus Order is entered by the Bankruptcy Court. The Company shall be responsible for the payment of all filing or other fees associated with making such filings and notifications.

          Section 6.08 Notification from Investor. Within two Business Days prior to the Hearing, Wexford Capital LLC and Republic shall notify the Company in writing as to the allocation of the rights and obligations of the Investor hereunder in respect of the obligation of the Investor to make the investment pursuant to Section 2.01 hereof, subject to the terms and conditions herein, as between Wexford and Republic, and each of Wexford, Republic and the Company shall promptly thereafter execute and deliver to each other appropriate documentation reflecting such allocation. Upon delivery of such notification, only the Persons identified by the Investor as being responsible for such allocated obligations shall bear responsibility for such obligations and no other Person otherwise comprising the Investor shall retain any liability or obligation with respect thereto. Other than the obligation to make such Investment, subject to the terms and conditions herein, the obligations of the Investor to consummate any other Transactions, subject to the terms and conditions herein, shall be performed by Republic.

          Section 6.09 Business Plan.

               (a) Subject to and following the Bankruptcy Court's entry of the Omnibus Order, the Company shall prepare and deliver to the Investor not less than twenty-one (21) days prior to the Closing Date a new business plan and the associated financial forecasts for the years ending December 31, 2005, 2006 and 2007 for the reorganized Company and its Subsidiaries, which shall include, without limitation, projected cash balances, fleet composition, revenues, debt levels, expenses, cash flows and such other projections and similar data and information, including the detailed assumptions used to prepare such projections, as would be required under the Bankruptcy Code to be included in a disclosure statement related to the Plan (the "Initial Business Plan"). During the twenty-one day period following the Investor's receipt of the Initial Business Plan (such period, the "Initial Business Plan Review Period"), in addition to and not by way of limitation of the obligations of the Company under
Section 7.01 hereof, the Company shall (and shall cause each of the Operating Companies to) afford to the Investor, its Affiliates and their respective Representatives access to all information, data, facilities, properties, books, contracts, commitments, records (including information regarding any material pending or threatened legal proceeding to which any of such companies is, or reasonably expects to be, a party and negotiations relating to any labor agreements or labor disputes involving the Company or any of its Subsidiaries), key personnel, officers, independent accountants and legal counsel, including, without limitation, all data, information and materials underlying the assumptions in the Initial Business Plan. Not later than the last day of the Initial Business Plan Review Period, the Investor shall notify the Company in writing as to whether the Investor approves or disapproves the Initial Business Plan, including the assumptions underlying the Initital Business Plan, which determination shall be made in the sole and absolute discretion of the Investor. The failure by the Investor to give such notification within such twenty-one
(21) day period shall be deemed an approval of the Initial Business Plan.

               (b) If at any time and from time to time after the Company shall have delivered the Initial Business Plan under Section 6.09(a) above (or an Amended Business Plan (as defined below), the Company makes a material modification or supplement to the Initial Business Plan, taken as a whole (as modified or supplemented, an "Amended Business Plan"), the Investor shall have the same rights to approve in its sole and absolute discretion such Amended Business Plan, in the manner provided in Section 6.09(a), and the Company's obligations and the Investor's rights under Section 6.09(a) shall apply mutatis mutandis to this Section 6.09(b). The Initial Business Plan or the most recent Amended Business Plan delivered to and approved by the Investor in accordance with the terms hereof, is hereinafter referred to as the "Final Approved Business Plan".

               (c) If at any time and from time to time on or prior to the Effective Date, the Company proposes to offer any shares of New Common Stock or any other Equity Securities of the reorganized Company in connection with the Plan on terms different, in any material respect, than those contained in this Agreement, the Company shall promptly, but in any event not less than five (5) Business Days prior to making an offer to sell such New Common Stock or Equity Securities to a third party, provide Investor with written notice of its intent to make such offer (an "Alternative Equity Offer Notice") describing in detail all of the material terms and conditions of such offer, including the proposed ancillary arrangements and closing contingencies relating thereto (an "Alternative Equity Offer"). Delivery of an Alternative Equity Offer Notice by the Company shall constitute an irrevocable offer by the Company to the Investor to purchase the New Common Stock or Equity Securities on the terms and conditions of the Alternative Equity Offer. The Investor shall have a period of five (5) Business Days from the date of receipt of such Alternative Equity Offer Notice to notify the Company in writing of its intention to accept the offer to purchase the New Common Stock or Equity Securities on the terms and conditions of the Alternative Equity Offer and the failure to deliver such notice by the Investor shall be deemed a rejection thereof. If the Company fails to comply with this Section 6.09(c), it will lose certain of its rights under the Jet Service Agreement (as described in Exhibit C, paragraph 3(g)) to terminate aircraft.

          Section 6.10 Effectiveness Prior to Omnibus Order. The parties agree that unless and until the Omnibus Order has been entered, except with respect to the parties' obligations under Sections 2.04, 6.01, 6.02, 6.05, 6.08, 7.02,
Article IX and Sections 10.03 through 10.11 of Article X, and any related provisions regarding the parties' obligations regarding filing of the Motion and seeking entry of the Omnibus Order and the negotiation of final forms of the definitive Transaction Documents, none of the parties hereto (or their Affiliates) shall be bound or obligated by this Agreement or any of the schedules or exhibits thereto.

                                   ARTICLE VII

                              ADDITIONAL COVENANTS

          Section 7.01 Financial and Other Information. From and after the date hereof, the Company shall (and shall cause each of the Operating Companies to) afford to the Investor, its Affiliates and their respective Representatives, including qualified prospective lenders to the Investor that sign appropriate confidentiality agreements, access, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of such companies' respective businesses, to their respective facilities, properties, books, contracts, commitments, records (including information regarding any material pending or threatened legal proceeding to which any of such companies is, or reasonably expects to be, a party and negotiations relating to any labor agreements or labor disputes involving the Company or any of its Subsidiaries), key personnel, officers, independent accountants and legal counsel; provided, however, that the Company will not be required to provide access to employee personnel files if providing such files would be unreasonable or a violation of applicable Law. The Company shall use its commercially reasonable efforts to cause its lessors of the Leased Aircraft to cooperate with the Investor, its Affiliates and their respective Representatives in connection with the Transactions.

          Section 7.02 Publicity. Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Common Stock is listed, admitted to trading or quoted, neither the Company (nor any of its Affiliates) nor the Investor (nor any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release. To the extent either party is required to file this Agreement or any Transaction Document with the SEC or any other Governmental Authority (including the Bankruptcy Court), the parties shall consult with each other concerning information for which confidential treatment will be requested.

          Section 7.03 Registration Rights and Listing of New Common Stock. After the consummation of the Plan, the reorganized Company shall use its commercially reasonable efforts to cause (i) the listing or quotation of the New Common Stock on a national stock exchange or the NASDAQ National Market System as soon as reasonably practicable, but in all events not later than 180 days after the consummation of the Plan, and (ii) a registration statement to be filed and declared effective upon the expiration of 12 months from the consummation of the Plan, and shall keep such registration statement effective for two (2) years thereafter.

          Section 7.04 Restrictions on Sale. The Investor agrees not to sell any New Common Stock prior to the earlier of the first anniversary of the Effective Date and the date that is six (6) months after the date on which shares of New Common Stock are first distributed under the Plan to the holders of allowed, unsecured claims in the Cases, and thereafter agrees that during any six (6) month period the Investor shall not sell, transfer or dispose of more than twenty-five percent (25%) of the New Common Stock issued to the Investor in connection with the consummation of the Plan, provided that, notwithstanding any of the foregoing, the Investor may transfer any of its New Common Stock to any of its Affiliates, so long as such Affiliate agrees to be bound by the terms of this Agreement and, if requested by the Company, Investor's counsel provides the Company with an opinion that such transfer is exempt from the registration requirements of the Securities Act. In addition, the Investor agrees not to sell, transfer or dispose of the New Common Stock in any manner that will, in one or more transactions involving the Investor, cause a change of control event for purposes of any of the Collective Bargaining Agreements in effect on the date hereof or as may be modified after the date hereof in a manner that does not adversely affect the Investor for purposes of this restriction.

          Section 7.05 Additional Jet Service Aircraft. The Investor hereby grants US Airways the option, if the Closing occurs, to cause the Investor to purchase, finance, and operate for US Airways in "US Airways Express" service the Additional Jet Service Aircraft, subject to the terms of and as more fully described in Exhibit E hereto.

          Section 7.06 Investor Financing. The Investor shall maintain sufficient and adequate resources to consummate the transactions contemplated by this Agreement at the Closing.

          Section 7.07 Chautauqua Pre-Petition Claim. The Company agrees that the general unsecured pre-petition claims of Chautauqua under the Original Jet Service Agreement shall be allowed, none of the Company nor any of its Subsidiaries shall challenge or dispute (or support any challenge) such claim and the Omnibus Order shall contain provisions to such effect, provided, however, that the Company will not be required to cure any default under the Original Jet Service Agreement in connection with the assumption of the Existing Jet Service Agreement.

                                  ARTICLE VIII

                                   CONDITIONS

          Section 8.01 Conditions to Investor's Obligations. The obligation of the Investor to make the Investment pursuant to Section 2.01 hereof is subject to satisfaction or waiver of each of the following conditions precedent:

               (a) Definitive Documents. Definitive Transaction Documents necessary to consummate the Transactions shall have been prepared, negotiated and, to the extent applicable, executed by the parties (or, as applicable, their Affiliates), and approval by the Bankruptcy Court of such documents pursuant to a Final Order, as necessary, shall have been obtained. All Transaction Documents (in form and substance satisfactory to the Investor), to the extent applicable, shall have been executed by the parties thereto (other than the Investor and its Affiliates) on or prior to the Effective Date, shall not have been modified, shall be in effect and the consummation of the transactions contemplated thereby shall not be stayed, and all conditions to the obligations of the parties under the Transaction Documents shall have been satisfied or effectively waived. All corporate and other proceedings to be taken by the Company or its Affiliates in connection with the Transaction Documents and the transactions contemplated thereby to be completed at the Closing and documents incident thereto shall have been completed in form and substance satisfactory to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of the Transaction Documents and such other documents as it may reasonably request.

               Without limiting the generality of the foregoing, in connection with the consummation of the Plan, the reorganized Company and the Investor shall have entered into certain agreements relative to the Investor's investment in the reorganized Company, as follows:

                    (i) The Investor and the reorganized Company shall have entered into a shareholders agreement with the other Substantial Investor(s) containing customary terms and conditions reasonably acceptable to the Investor, including, without limitation, provisions intended to preserve the corporate governance agreements provided for above, provisions providing appropriate representation on committees of the Board, and restrictions on transactions by the reorganized Company or its Subsidiaries with Affiliates and to supercede the provisions in Sections 7.01, 7.02, 7.03 and 7.04.

                    (ii) The Investor and the reorganized Company shall have entered into an investor rights agreement with the other Substantial Investor(s) containing customary terms and conditions reasonably acceptable to the Investor, including, without limitation, rights typically available to significant equity investors, including rights commonly referred to as "tag-a-long rights," "registration rights" and "piggyback registration rights."

               (b) Delivery. The reorganized Company shall have executed and delivered to the Investor the shares of New Common Stock pursuant to and in accordance with Section 2.01 hereof.

               (c) Board Representation. As contemplated by Section 5.01 hereof, the Investor Directors designated by the Investor shall have been elected or appointed to the Board effective as of the Closing Date.

               (d) Approvals. The Company shall have received (i) all material Regulatory Approvals, which shall have become final (provided that, if an appeal of such Regulatory Approval is pending and such appeal has a significant possibility of being resolved adversely to the Company in a manner that would reasonably be expected to have a material adverse effect on the ability of the Investor or the Company or their respective Affiliates to consummate the Transactions, this clause (i) shall be deemed not to be satisfied), and (ii) all other material approvals, permits, authorizations, exemptions, consents, licenses and agreements from other third parties that are necessary to permit the Transactions to be completed or performed as contemplated by the Transaction Documents and to permit the reorganized Company and its Affiliates to carry on its business after such transactions in a manner not materially inconsistent with the manner in which it was carried on prior to the Effective Date (together with the Regulatory Approvals, the "Approvals"), which Approvals shall not contain any condition or restriction that, in the Investor's reasonable judgment, materially impairs the reorganized Company's ability to carry on its business. Subject to the proviso in the first sentence of Section 6.01(a), all waiting periods imposed by applicable Law (including, without limitation, under the HSR Act) in connection with the Transactions shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions.

               (e) Plan of Reorganization. In connection with the emergence of the Company and the Operating Companies from Chapter 11 and the consummation of the Plan, the reorganized Company will have received on the Effective Date cash equity investments of not less than $350,000,000 (including any loans converted into equity under the Air Wisconsin DIP Agreement), which with all other equity capital of the reorganized Company, will be invested only in a single class of common stock, the New Common Stock, with all such New Common Stock having the same voting rights, and shall have no other class of capital stock authorized in its charter other than the New Common Stock. The reorganized Company alone, and not any Affiliate of the reorganized Company, shall have issued Equity Securities in connection with the consummation of the Plan.

               (f) Financial Performance. The financial performance of US Airways during the calendar quarter and month prior to the Effective Date shall have been consistent with the most recent Final Approved Business Plan.

               (g) No Material Adverse Effect. There shall have occurred no Material Adverse Effect between the date of the most recent Final Approved Business Plan and the Closing.

               (h) Effective Date. The Effective Date shall have occurred not later than December 31, 2005.

               (i) Compliance with Laws, No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents; (ii) no preliminary or permanent injunction or other order by any Governmental Authority that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor or the Company or their respective Affiliates to consummate the Transactions; (iii) no Governmental Authority shall have instituted any legal proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any such legal proceedings which have a significant possibility of being brought to a conclusion which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor or the Company or their respective Affiliates to consummate the Transactions, and (iv) there is no pending or threatened investigation or litigation by any other Person relating to the Transactions which, if determined adversely to the Company or the Investor, would materially impair or limit the rights and benefits of the Investor under the Transaction Documents or the economic benefits to the Investor of the Transactions in the aggregate and which the Investor reasonably believes, based on the advice of counsel, has a reasonable likelihood of success.

               (j) Slots Option. US Airways shall have exercised and consummated the Slots Option and the purchase of the Owned Aircraft under the Republic Aircraft Transaction shall have been consummated.

               (k) Air Wisconsin Jet Service Agreement. The costs with respect to the Air Wisconsin Jet Service Agreement, taken as a whole, shall not be materially different in costs to US Airways, on an average stage length of approximately 380 miles and approximately a 10.2 hour daily block hour utilization, to the terms under the Existing Jet Service Agreement.

               (l) Representations and Warranties; Covenants. The representations and warranties of the Company set forth in Article III hereof (without giving effect to any material adverse effect, materiality or similar qualifier) shall have been true and correct in all respects on and as of the date hereof and at the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct as of such date), except to the extent that such inaccuracies in any such representation or warranty have not had, and would not, individually or in the aggregate, have a Material Adverse Effect. The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it hereunder at or prior to the Closing, and the Company shall have delivered to the Investor at the Closing a certificate in form and substance reasonably satisfactory to the Investor dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in this Section 8.01(1) have been satisfied.

               (m) Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws, as provided for in the Plan, shall contain the terms contemplated hereby (including, without limitation, relating to governance and capital structure), shall otherwise be reasonably satisfactory to the Investor and shall have been filed with and accepted by the Secretary of State of the State of Delaware and shall have become effective. As of the Closing Date, the Company shall have delivered to the Investor a complete and correct copy of the certificates of incorporation and the bylaws or comparable governing instruments of each of the Operating Companies, in full force and effect as of the Closing Date.

               (n) Business Plan. The Investor shall be satisfied, in its sole and absolute discretion, that (i) from the date of delivery of the Final Approved Business Plan through the Closing Date, the financial performance of the Company and its Subsidiaries shall be consistent, in all material respects, with the Final Approved Business Plan, (ii) the assumptions underlying the Final Approved Business Business Plan continue to be reasonable as of the Closing Date and (iii) there shall have been no Material Adverse Effect between the date of delivery of the Final Approved Business Plan and the Closing Date.

               (o) Assumption of Material Contracts. All material contractual agreements necessary for the successful implementation of the Plan shall have been assumed or be assumable by the Company.

               (p) Appointment of Chief Executive Officer. The Board of Directors of the Company shall have appointed as Chief Executive Officer, with effect not later than and as of the Effective Date, the individual selected by the majority of the Substantial Investors, voting in proportion to their holdings of New Common Stock.

               (q) No Conversion to Chapter 7. Neither the Company's Chapter 11 Case nor US Airways Chapter 11 Case shall have been converted to a case under chapter 7 of the Bankruptcy Code and no trustee shall have been appointed under any chapter of the Bankruptcy Code in respect of either such case.

               (r) Directors' and Officers' Insurance. The Company shall have procured and maintained in full force and effect directors' and officers' liability insurance with respect to members of the Board of Directors of the Company, which insurance shall be at least $100 million, and shall cover such risks, as is customary for a corporation in the Company's and its Affiliates respective businesses or other similar businesses.

               (s) Collective Bargaining Agreements. The Collective Bargaining Agreements shall be in full force and effect, without any material disputes or arbitrations.

               (t) No Breaches. There shall have been no breaches or defaults by the Company or any of its Affiliates under any of the Transaction Documents.

               (u) Approval of Business Plan. The Investor shall have approved the Final Approved Business Plan in accordance with Section 6.09

          Section 8.02 Conditions to the Company's Obligations. The obligation of the Company to issue and sell the New Common Stock pursuant to Section 2.01 hereof at the Closing is subject to the Company's exercise in writing of its option in Section 2.01 and to the satisfaction or waiver of each of the following conditions precedent:

               (a) Representations and Warranties; Covenants. The representations and warranties of the Investor set forth in Article IV hereof (without giving effect to any material adverse effect, materiality or similar qualifier) shall have been true and correct in all respects, on and as of the date hereof and at the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), except to the extent that such inaccuracies have not had, and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor or its Affiliates to consummate the Transactions. The Investor shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it at or prior to the Closing, and the Investor shall have delivered to the Company at the Closing a certificate in form and substance reasonably satisfactory to the Company dated the Closing Date and signed on behalf of a member of the Investor to the effect that the conditions set forth in this
Section 8.02(a) have been satisfied.

               (b) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents with respect to the transactions contemplated thereby to be completed at the Closing; (ii) no preliminary or permanent injunction or other order by any Governmental

Authority or other Person that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor or the Company or their respective Affiliates to consummate the Transactions; and (iii) no Governmental Authority shall have instituted any legal proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any legal proceedings which have a significant possibility of being brought to a conclusion which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor or the Company or their respective Affiliates to consummate the Transactions.

               (c) Approvals. The Company shall have received (i) all material Regulatory Approvals (other than waiting periods imposed by applicable Law as referred to later in this paragraph), which shall have become final (provided that, if an appeal of such Regulatory Approval is pending and such appeal has a significant possibility of being resolved adversely to the Company in a manner that would reasonably be expected to have a material adverse effect on the ability of the Investor or the Company or their respective Affiliates to consummate the Transactions, this clause (i) shall be deemed not to be satisfied), and (ii) all other Approvals, which Approvals shall not contain any condition or restriction that, in the Company's reasonable judgment, materially impairs the reorganized Company's ability to carry on its business. Without limiting the generality of clause (ii), any and all required approvals under the ATSB Loan Agreement, the Air Wisconsin DIP Agreement and any other material financing agreements to which the Company or any Operating Company is a party shall have been obtained. All waiting periods imposed by applicable Law (including, without limitation, under the HSR Act) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions.

               (d) Confirmation Order. The Confirmation Order, satisfactory in form and substance in all respects to the Company, shall have been entered by the Bankruptcy Court and, once entered, shall not have been modified without the Company's prior written consent in any manner materially adverse to the Company, shall be in effect and shall not have been stayed.

               (e) Effective Date. The Effective Date shall have occurred.

               (f) Definitive Documents. Definitive Transaction Documents necessary to consummate the transactions contemplated herein shall have been prepared, negotiated and, to the extent applicable, executed by the parties (or, as applicable, their Affiliates), and approval by the Bankruptcy Court of such documents, as necessary, shall have been obtained. All Transaction Documents (in form and substance satisfactory to the Company), to the extent applicable, shall have been executed by the parties thereto (other than the Company and its Affiliates) on or prior to the Effective Date, shall not have been modified, shall be in effect and the consummation of the transactions contemplated thereby shall not be stayed, and all conditions to the obligations of the parties under the Transaction Documents shall have been satisfied or effectively waived. All corporate and other proceedings to be taken by the Investor or its Affiliates in connection with the Transaction Documents and the transactions contemplated thereby to be completed at the Closing and documents incident thereto shall have been completed in form and substance satisfactory to the Company, and the Company shall have received all such counterpart originals or certified or other copies of the Transaction Documents and such other documents as it may reasonably request.

               (g) Citizenship. The Company shall have received reasonably satisfactory assurances as it may request that the Investor is a Citizen of the United States.

                                   ARTICLE IX

                                   TERMINATION

          Section 9.01 Termination of Agreement. Subject to Section 9.02 hereof, this Agreement may be terminated by notice in writing at any time prior to the Closing by:

               (a) the Investor or the Company, if the Closing shall not have occurred on or before December 31, 2005;

               (b) the Investor, if (i) there shall have been a breach by the Company of any material representation, warranty, covenant or agreement contained in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 8.01 hereof to the Investor's obligations and that has not been cured within thirty (30) days following receipt by the Company of written notice from the Investor of such breach, or (ii) any condition set forth in Section 8.01 hereof to the Investor's obligations is not capable of being satisfied;

               (c) the Company, if (i) there shall have been a breach by the Investor of any material representation, warranty, covenant or agreement contained in this Agreement which breach would result in the failure to satisfy any condition set forth in Section 8.02 hereof to the Company's obligations and that has not been cured within thirty (30) days following receipt by the Investor of written notice from the Company of such breach, or (ii) any condition set forth in Section 8.02 hereof to the Company's obligations is not capable of being satisfied;

               (d) The Investor, if the Omnibus Order has not been entered by the Bankruptcy Court by April 20, 2005; and

               (e) mutual agreement in writing by the Company and the Investor.

          Section 9.02 Effect of Termination. If this Agreement is terminated in accordance with Section 9.01 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of this Section 9.02 and Article X hereof and, providing the termination does not occur under Section 9.01(c) or (d), the one-time option to acquire the Owned Aircraft and the Leased Aircraft in Section 6.03, as more fully described in Exhibit B, shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder. A termination shall not void or affect any of the constituent transactions consummated prior to such termination or any sections hereof which by their terms survive termination.

                                    ARTICLE X

                                  MISCELLANEOUS

          Section 10.01 Fees and Expenses. (a) Upon the Effective Date, the Company shall pay to the Investor non-refundable fully paid fees as follows: (i) $735,000, if the Slot Option has been exercised, irrespective of whether the Company elects to cause the Investor to make the investment contemplated hereby, and (ii) $200,000, if the Slot Option has not been exercised.

               (b) Except as expressly provided herein or in any Transaction Document, each party shall bear its own costs and expenses incurred in connection with this Agreement or any of the Transactions; provided, that, in the event this Agreement is terminated for any reason or terminates by its terms and the Slot Option has not been exercised, the Company shall within five (5) Business Days of such termination reimburse the Investor for all reasonable fees and expenses incurred by or on behalf of the Investor in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the Transactions, including, but not limited to, reasonable fees and expenses of its legal counsel and third-party consultants engaged by it to assist in such transactions and reasonable fees and expenses incurred by the Investor in connection with any due diligence, collateral reviews and field examinations; provided, that the aggregate amount of such reimbursement shall not exceed $200,000. For the avoidance of doubt, any payment to Investor under this Section 10.01(b) is in lieu of and not in addition to any fee earned under
Section 10.01(a).

               (c) All amounts payable under this Agreement shall be paid in immediately available funds to an account or accounts designated by the recipient of such amounts, except as otherwise provided herein.

          Section 10.02 Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Closing Date.

          Section 10.03 Specific Performance. The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law and to the extent the party seeking such relief would be entitled to the merits to obtain such relief, each party waives any objection to the imposition of such relief.

          Section 10.04 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, any references to a party's "judgment", "satisfaction" or words of a similar import shall mean in such party's sole judgment. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the Exhibits and Schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

          Section 10.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows:

               (i)  If to the Company, to:

                    US Airways Group, Inc.
                    2345 Crystal Drive
                    Arlington, Virginia 22227
                    Attention: General Counsel
                    Telecopy No. 703-872-5936

                    With a copy to:

                    Arnold & Porter LLP
                    555 Twelfth Street, NW
                    Washington, D.C. 20004
                    Attention: Brian Leitch, Esq.
                    Telecopier No. 202-942-5999

               (ii) If to the Investor, to:

                    Wexford Capital LLC
                    Wexford Plaza
                    411 West Putnam Avenue
                    Greenwich, CT 06830
                    Attention: President and General Counsel
                    Telecopier: (203) 862-7320 and (203) 862-7312

                    and:

                    Republic Airways Holdings Inc.
                    8909 Purdue Avenue
                    Suite 300
                    Indianapolis, Indiana 46268
                    Attention: Chief Executive Officer
                    Telecopier: (317) 484-6060

                    With a copy to:

                    Schulte Roth & Zabel LLP
                    919 Third Avenue
                    New York, New York 10022

                    Attention: Robert Goldstein, Esq.
                    Telecopier: (212) 593-5955

                    and

                    Hogan & Hartson LLP
                    555 13th Street, N.W.
                    Washington D.C. 20004
                    Attention: Robert E. Cohn, Esq.
                    Telecopier: (202) 637 5910

          Section 10.06 Entire Agreement; Amendment. This Agreement and the documents described herein (including the Plan) or attached or delivered pursuant hereto (including, without limitation, the other Transaction Documents) set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by a party hereto of any other party hereto prior to or after the date hereof shall stop or prevent the exercise of any right hereunder or be deemed to be a waiver of any such right.

          Section 10.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

          Section 10.08 Governing Law. To the extent not governed by the Bankruptcy Code, this Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between the Company and the Investor shall be the Bankruptcy Court, or if such court will not hear any such suit, the U.S. District Court for the Southern District of New York, and, the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 10.06 hereof. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the Law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. THE PARTIES AGREE TO

WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL WITH RESPECT TO DISPUTES ARISING OUT OF THIS AGREEMENT.

          Section 10.09 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company's and the Investor's successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto, provided that (i) Republic shall be permitted to assign all or any portion of its rights and obligations hereunder to any of its wholly owned Subsidiaries, so long as such Subsidiaries are Certificated Air Carriers (if required in connection with the rights or obligations being assigned) and capable of performing each of Republic's obligations and agreements proposed to be assigned, without any other party's consent and (ii) Wexford shall be permitted to assign all or any portion of its rights and obligations hereunder to any of its Affiliates so long as such Affiliate has the financial resources to perform each of Wexford's obligations and agreements proposed to be assigned, without any other party's consent; and provided further that such assignee Subsidiary or Affiliate is not a "major airline" or "low cost carrier", as such terms are commonly understood in the airline industry, or an Affiliate thereof.

          Section 10.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of
Section 5.02 (and the provisions relating to directors' and officers' insurance) shall inure to the benefit of and be enforceable by the Investor Directors and the provisions herein and in the Schedules hereto for the benefit of Chautauqua shall inure to the benefit of and be enforceable by Chautauqua.

          Section 10.11 Confidentiality. A version of this Agreement with certain competitively sensitive information redacted will be filed by the Company with the Motion. Each party hereto agrees not to disclose the unredacted version of this Agreement to any third parties (other than disclosure required by the SEC or any other Governmental Authority (including the Bankruptcy Court) or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system) without appropriate confidentiality agreements with such third parties being in place that are reasonably acceptable to the other parties hereto.

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

                                        WEXFORD CAPITAL LLC


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        REPUBLIC AIRWAYS HOLDINGS INC.


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        US AIRWAYS GROUP, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        US AIRWAYS, INC.


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                   EXHIBIT A-1
                                  SLOTS OPTION

          The completion of the transactions contemplated in this Exhibit A-1 is subject to the negotiation and execution of definitive documentation incorporating the terms set forth in this Exhibit A-1 and customary representations, warranties, covenants and conditions for a transaction of this type, as well as events of default and remedies in respect thereof. The parties will use reasonable commercial efforts to complete such definitive documents prior to the entry of the Omnibus Order. The execution of the definitive documentation for certain aspects of the transactions described herein will require the consent and approval of the ATSB Lender Parties.

          1. SLOT/GATE OPTION. At US Airways' discretion, upon thirty (30) days' prior written notice to the Investor and prior to the Effective Date of the Plan, but in any event no later than December 31, 2005, US Airways may exercise its option to sell to Investor and license from Investor the right to use certain Slots at LGA and DCA which Investor will commit to acquire as follows (the "Slots Option") and the Company will provide the Investor with an option to acquire the Gates under certain specified conditions as specified below:

               (a) PURCHASE OF SLOTS. Investor will purchase one hundred thirteen (113) Unrestricted Commuter Slots at DCA and twenty-four (24) Unrestricted Commuter Slots at LGA ("Slots") for an aggregate purchase price of $51.64 million, less the reasonable legal fees and expenses of the Investor incurred in connection with the purchase and license back of the Slots. The purchase of the Slots shall be subject to and concurrent with the consummation of the purchase of the Currently Owned Aircraft under the Republic Aircraft Transaction. Schedule 1 to this Exhibit A-1 contains a description of the Slots.

               (b) SALE/LICENSE. Investor will enter into a license agreement with US Airways (the "Slot License") to license US Airways' right to use the Slots for a period equal to the later term of (a) the Existing Jet Service Agreement or (b) such other jet service agreement as may be entered into between Republic or its Affiliate and US Airways relating to the EMB-170 and EMB-190 aircraft contemplated to be operated pursuant to a jet service agreement in the event the Republic Aircraft Transaction or the Additional Jet Service Aircraft transactions are consummated (the "New Jet Service Agreement", and together with the Existing Jet Service Agreement, the "Jet Service Agreements")(1). The DCA Slots will be licensed at an annual license fee in an amount equal to [REDACTED] of the purchase price, payable monthly in arrears. The LGA Slots will be licensed at an annual license fee, payable monthly in arrears, in an amount equal to the level monthly payments sufficient to fully amortize the purchase price over the earlier of the expiration of the term of the New Jet Service Agreement or that date on which the Slots or their functional equivalent expire at an annual interest rate of [REDACTED].

----------
(1) The Existing Jet Service Agreement and the New Jet Service Agreement will have identical terms, except as otherwise contemplated on Exhibit D hereto and shall be cross-defaulted.

               (c) TERMINATION. In the event that (i) US Airways consummates a chapter 11 plan of reorganization in the Cases, including a liquidating chapter 11 plan, and neither it nor its successor under the plan continues to operate as an airline, and substantially all of US Airways' flight operations are, therefore, discontinued, or (ii) US Airways' Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or US Airways is otherwise liquidated, and as a result of such dismissal, conversion or liquidation, substantially all of US Airways' flight operations are discontinued, US Airways may reject or terminate either or both of the Jet Service Agreements by providing ten (10) business days prior written notice to Chautauqua, Republic or the applicable Republic Affiliate, as the case may be, and US Airways shall be deemed to have breached such Jet Service Agreement(s) as of the effective date of the applicable notice (the "Breach Date") and Chautauqua, Republic or the applicable Republic Affiliate, as the case may be, shall have, subject to objection as provided below: (x) administrative expense claims under sections 503 and 507 of the Bankruptcy Code for any obligations arising prior to the Breach Date with respect to the applicable Jet Service Agreement and (y) general unsecured pre-petition claims under section 502(g) of the Bankruptcy Code for future damages resulting from such rejection or termination and for obligations that arise after the Breach Date with respect to the applicable Jet Service Agreement. In each case the amount of the respective claims shall be subject to the ordinary claims process, including the right of parties in interest to object to the amount (but only the amount) of such claims. In the event that US Airways materially defaults on either of the Jet Service Agreements or the Owned Aircraft Leaseback or the Jet Service Agreements otherwise terminate, other than in connection with a material breach by Chautauqua/Republic thereunder, the Slot License will terminate. A default under the Slot License shall constitute a default under the Jet Service Agreements giving rise to the Investors' right to terminate either or both Jet Service Agreements.

               (d) REPURCHASE OPTION. Provided that US Airways is not in material default under the Jet Service Agreements, the Owned Aircraft Leaseback or the Slot License, US Airways will have the right to repurchase all, but not less than all, of the DCA Slots (by acquiring the equity of the Special Purpose Trust referred to below) at a price equal to the Investor's purchase price and the LGA Slots at a price equal to the greater of unamortized amount of the purchase price for such Slots and $1 (the "Repurchase Option") (a) at any time after US Airways' emergence from the Chapter 11 Case and prior to the expiration of the term of the Slot License, or (b) upon the termination of either of the Jet Service Agreements by US Airways as a result of a material breach by Chautauqua/Republic. As a condition precedent to the granting of the Repurchase Option, the Company shall, among other things, grant to the Investor (i.e., the buyer of the Slots) a perfected security interest in and first lien on the Repurchase Option and all proceeds thereof (including, without limitation, the assets acquired upon the exercise of the Repurchase Option) to secure the Company's obligations under the Jet Service Agreements. Upon exercise by the Company of the Repurchase Option, (i) the Slots shall be transferred to a bankruptcy remote, special purpose trust (the "Special Purpose Trust") whose sole beneficial owner will initially be the Investor, who shall immediately transfer such equity to the Company, (ii) the notice of exercise of such option shall include a paragraph in which US Airways expressly grants in favor of Investor a perfected, first priority security interest in the equity of the Special Purpose Trust, (iii) such interest shall be transferred subject to the retention by the Investor of a perfected, first priority security interest in such equity, (iv) such equity will constitute proceeds of and shall be subject to a perfected security interest and first lien in favor of the Investor and (v) the Company shall simultaneously cause the Special Purpose Trust to grant to the Investor a perfected, first priority security interest in the Slots. Provided that the Company or any of its Subsidiaries is not in default under either of the Jet Service Agreements, the Investment Agreement or any other document contemplated therein, at the expiration of two (2) years following exercise of the Repurchase Option, the liens and security interests shall terminate unless on or prior to such date the Company becomes subject to a bankruptcy proceeding, in which event the two year period shall be extended for a period equal to the period it takes to obtain a final order either dismissing or closing such proceeding.

               (e) OPTION TO ACQUIRE GATES. Investor will be granted options to acquire (through sublease, assignment or otherwise) US Airways' rights to the Gates, subject to any restrictions contained in the existing underlying leases and to the receipt of all necessary airport and regulatory approvals and third party consents (the "Gates Option").

                    (i) OPTION EXERCISE. The Gates Option shall only be exercisable in the event that US Airways defaults under the Slot License or is in default under either of the Jet Service Agreements and such default is not cured by US Airways within thirty (30) days of receipt of written notice of default by Investor; provided that Investor must exercise the Gates Option within thirty (30) days after the expiration of such cure period.

                    (ii) TERMS. The exercise price for the Gates Option shall be an amount equal to the fair market value of US Airways' rights to the Gates determined on a basis as if no Gates Option existed, to be agreed upon at the time of exercise, or in the event the parties are unable to agree, to be determined by mandatory binding baseball arbitration.

                            SCHEDULE 1 TO EXHIBIT A-1

                              DESCRIPTION OF SLOTS

DCA HELD COMMUTER SLOTS

                                                                Preliminary
                                                                    FAA
                                                    Day(s) of     COMMENTS
Arp   Slot Begin   Time End   Slot Type   Slot Id   Operation      3/9/05
---   ----------   --------   ---------   -------   ---------   -----------
DCA       600         659        A/D         17        12345
DCA       600         659        A/D         22        12345
DCA       600         659        A/D         33        12345
DCA       600         659        A/D        184      1234567
DCA       700         759        A/D         43       123456        6-B
DCA       700         759        A/D         73        12345
DCA       700         759        A/D        190        12345
DCA       700         759        A/D        191        12345
DCA       700         759        A/D        193        12345
DCA       700         759        A/D        202        12345
DCA       700         759        A/D        233        12345
DCA       800         859        A/D         36       123456        6-B
DCA       800         859        A/D         59        12345
DCA       800         859        A/D         83       123456        6-B
DCA       800         859        A/D        149       123456
DCA       800         859        A/D        150       123456
DCA       800         859        A/D        177        12345
DCA       800         859        A/D        215        12345
DCA       900         959        A/D         29      1234567        7-B
DCA       900         959        A/D         31      12345 7        7-B
DCA       900         959        A/D         77        12345
DCA       900         959        A/D         85       123456
DCA       900         959        A/D         89        12345
DCA       900         959        A/D        108        12345
DCA       900         959        A/D        151        12345
DCA       900         959        A/D        183       123456        6-B
DCA      1000        1059        A/D          3      1234567
DCA      1000        1059        A/D         21      1234567
DCA      1000        1059        A/D         53      12345 7
DCA      1000        1059        A/D         79        12345
DCA      1000        1059        A/D        123        12345
DCA      1000        1059        A/D        131        12345
DCA      1000        1059        A/D        148        12345
DCA      1000        1059        A/D        168      1234567        7-B
DCA      1000        1059        A/D        229      12345 7        7-B
DCA      1100        1159        A/D         11        12345
DCA      1100        1159        A/D         34      12345 7
DCA      1100        1159        A/D         51      12345 7        7-B

                                                                Preliminary
                                                                    FAA
                                                    Day(s) of     COMMENTS
Arp   Slot Begin   Time End   Slot Type   Slot Id   Operation      3/9/05
---   ----------   --------   ---------   -------   ---------   -----------
DCA      1100        1159        A/D         60      12345 7
DCA      1100        1159        A/D        119        12345
DCA      1100        1159        A/D        212      12345 7
DCA      1100        1159        A/D        219      1234567
DCA      1200        1259        A/D          7        12345
DCA      1200        1259        A/D         15      12345 7
DCA      1200        1259        A/D         71      1234567        6-B
DCA      1200        1259        A/D         72        12345
DCA      1200        1259        A/D        100      12345 7
DCA      1200        1259        A/D        211      1234567
DCA      1200        1259        A/D        231      1234567        6-B
DCA      1300        1359        A/D          6      1234567        6-B
DCA      1300        1359        A/D         19      12345 7
DCA      1300        1359        A/D         80      12345 7
DCA      1300        1359        A/D        110      12345 7
DCA      1300        1359        A/D        154      12345 7
DCA      1300        1359        A/D        180        12345
DCA      1300        1359        A/D        197      1234567        6-B
DCA      1300        1359        A/D        198      1234567
DCA      1300        1359        A/D        210      1234567
DCA      1300        1359        A/D        220        12345
DCA      1400        1459        A/D         27      1234567
DCA      1400        1459        A/D         47      12345 7
DCA      1400        1459        A/D         96      1234567
DCA      1400        1459        A/D        118        12345
DCA      1400        1459        A/D        120      1234567
DCA      1400        1459        A/D        134      12345 7
DCA      1400        1459        A/D        174      12345 7
DCA      1400        1459        A/D        226      1234567        6-B
DCA      1500        1559        A/D         35      12345 7
DCA      1500        1559        A/D         48      12345 7
DCA      1500        1559        A/D         81      12345 7
DCA      1500        1559        A/D        101      12345 7
DCA      1500        1559        A/D        107      12345 7
DCA      1500        1559        A/D        109      12345 7
DCA      1500        1559        A/D        113      1234567        6-B
DCA      1500        1559        A/D        140      1234567        6-B
DCA      1500        1559        A/D        189      12345 7
DCA      1600        1659        A/D          9      12345 7
DCA      1600        1659        A/D        102      1234567
DCA      1600        1659        A/D        105        12345
DCA      1600        1659        A/D        124        12345

                                                                Preliminary
                                                                    FAA
                                                    Day(s) of     COMMENTS
Arp   Slot Begin   Time End   Slot Type   Slot Id   Operation      3/9/05
---   ----------   --------   ---------   -------   ---------   -----------
DCA      1600        1659        A/D        129      12345 7
DCA      1600        1659        A/D        160      1234567
DCA      1600        1659        A/D        167      12345 7
DCA      1700        1759        A/D          1      12345 7
DCA      1700        1759        A/D         16      1234567        6-B
DCA      1700        1759        A/D         49      12345 7
DCA      1700        1759        A/D         56      12345 7
DCA      1700        1759        A/D         58      12345 7
DCA      1700        1759        A/D         64      12345 7
DCA      1700        1759        A/D         76      12345 7
DCA      1700        1759        A/D         91        12345
DCA      1700        1759        A/D        115      12345 7
DCA      1700        1759        A/D        178      12345 7
DCA      1800        1859        A/D          2      12345 7
DCA      1800        1859        A/D          4        12345
DCA      1800        1859        A/D         50      12345 7
DCA      1800        1859        A/D         61      12345 7
DCA      1800        1859        A/D        182      12345 7
DCA      1800        1859        A/D        214      12345 7
DCA      1800        1859        A/D        227      12345 7
DCA      1900        1959        A/D         38      1234567
DCA      1900        1959        A/D         41        12345
DCA      1900        1959        A/D         65      12345 7
DCA      1900        1959        A/D         67      1234567
DCA      1900        1959        A/D         93      12345 7
DCA      1900        1959        A/D        142      12345 7
DCA      1900        1959        A/D        153      12345 7
DCA      1900        1959        A/D        179        12345
DCA      2000        2059        A/D         12      12345 7
DCA      2000        2059        A/D         45      12345 7
DCA      2000        2059        A/D         68      12345 7
DCA      2000        2059        A/D        145      12345 7
DCA      2000        2059        A/D        159      12345 7
DCA      2300        2359        A/D         69      12345 7

Data Current as of March 6, 2005
A/D = Slots may be used for either a departure or arrival

FAA COMMENTS: "B" INDICATES A SLOT ALLOCATED SUBJECT TO RECALL.
CANNOT BE TRANSFERRED.

LGA HELD COMMUTER SLOTS

                                                                Preliminary
                                                                    FAA
                                                    Day(s) of     COMMENTS
Arp   Slot Begin   Time End   Slot Type   Slot Id   Operation      3/9/05
---   ----------   --------   ---------   -------   ---------   -----------
LGA       600         629         D         2013       12345
LGA       630         659         A         2056       12345
LGA       730         759         A         2189       12345
LGA       800         829         D         2055      123456
LGA       900         929         D         2127       12345
LGA       900         929         D         2225      123456        6-B
LGA       930         959         A         2077       12345
LGA      1100        1129         A         2050       12345
LGA      1100        1129         A         2197     1234567        67-B
LGA      1200        1229         A         2091       12345
LGA      1230        1259         D         2005     12345 7
LGA      1230        1259         D         2053     12345 7
LGA      1300        1329         A         2155     12345 7        7-B
LGA      1330        1359         D         2144       12345
LGA      1400        1429         A         2113     12345 7
LGA      1430        1459         D         2137     12345 7
LGA      1430        1459         A         2243       12345
LGA      1430        1459         A         2246     12345 7
LGA      1500        1529         D         2235     1234567        6-B
LGA      1530        1559         D         2099     12345 7
LGA      1530        1559         D         2107     12345 7
LGA      1700        1729         A         2131       12345
LGA      1700        1729         D         2169       12345
LGA      1700        1729         A         2181     12345 7

Data current as of March 6, 2005
A or D = Slot may be used for either a departure or arrival depending on type

FAA COMMENTS: "B" INDICATES A SLOT ALLOCATED SUBJECT TO RECALL.
CANNOT BE TRANSFERRED.

                                   EXHIBIT A-2

                                      GATES

          The completion of the transactions contemplated in this Exhibit A-2 is subject to the negotiation and execution of definitive documentation incorporating the terms set forth in this Exhibit A-2 and customary representations, warranties, covenants and conditions for a transaction of this type, as well as events of default and remedies in respect thereof. The parties will use reasonable commercial efforts to complete such definitive documents prior to the entry of the Omnibus Order. The execution of the definitive documentation for certain aspects of the transactions described herein will require the consent and approval of the ATSB Lender Parties.

    [Floor plans and schematics of gates and related airport facilities at
             Ronald Reagan National Airport and LaGuardia Airport
                     to be subject to the Gates Option.]

                                   [REDACTED]

                                    EXHIBIT B
                          REPUBLIC AIRCRAFT TRANSACTION

          The completion of the transactions contemplated in this Exhibit B is subject to the negotiation and execution of definitive documentation incorporating the terms set forth in this Exhibit B and customary representations, warranties, covenants and conditions for a transaction of this type, as well as events of default and remedies in respect thereof. The parties will use reasonable commercial efforts to complete such definitive documents prior to the entry of the Omnibus Order. The execution of the definitive documentation for certain aspects of the transactions described herein will require the consent and approval of the ATSB Lender Parties.

          2. ACQUISITION OF EMB-170 AIRCRAFT.

               (a) SLOTS OPTION EXERCISED. In the event that US Airways exercises and consummates the Slots Option, Republic will at the same time purchase the ten (10) EMB-170 aircraft currently owned by US Airways (the "Currently Owned Aircraft") and, at US Airways' option, and so long as US Airways has arranged for 100% lease financing to have been made available to Republic at such time and on terms reasonably acceptable to Republic, the three
(3) EMB-170 aircraft currently committed to be delivered by Embraer (the "EMB Committed Aircraft" and, in the event the Company acquires the EMB Committed Aircraft prior to the purchase of the Currently Owned Aircraft by Republic, then together with the Currently Owned Aircraft, the "Owned Aircraft"; the EMB Committed Aircraft, together with any Additional Jet Service Aircraft described in Exhibit E, are the "Growth Aircraft") and, subject to Republic's satisfaction with the terms and conditions thereof and arrangements with respect thereto mutually agreed upon by Investor, US Airways and GECC, assume the leases for the fifteen (15) EMB-170 aircraft that are currently leased by US Airways (the "Leased Aircraft"), and, subject to terms mutually agreed upon among Investor, US Airways and Embraer, Investor shall further assume US Airways obligations to purchase additional aircraft from Embraer (the "Aircraft Orders"). Republic acknowledges that it has no right to any pre-delivery deposits posted with Embraer on account of the EMB Committed Aircraft.

               (b) SLOTS OPTION NOT EXERCISED. If the Slots Option has not been exercised, the Investor shall have a one-time option, exercisable by written notice to the Company at any time during the thirty (30) day period commencing upon either the Effective Date or the date of termination of the Investment Agreement (unless such termination is pursuant to Section 9.01(c) or (d) thereof), to purchase the Owned Aircraft and to assume the leases of the Leased Aircraft under the terms of this Exhibit B. If so exercised, the Company shall cause its Affiliates to enter into the Republic Aircraft Transaction (subject to the applicable conditions thereto) within thirty (30) days of delivery of such notification (or such other date as the Investor and the Company shall agree in writing).

               (c) PURCHASE PRICE/DEBT ASSUMPTION. The purchase price for the Owned Aircraft shall be a price equal to the fair market value of US Airways' equity in such aircraft, which shall be $44.0 million for the Currently Owned Aircraft, (i) less any accrued maintenance costs, which shall be set at a rate of [REDACTED], (ii) plus any pay down of debt on account of the Currently Owned Aircraft from the date of the Investment Agreement to Closing, (iii) less assumed depreciation of $55,000 per aircraft per month, commencing October 1, 2005 and (iv) less any loss discovered through inspection of the aircraft that is not covered by effective warranty. In connection with such purchase Republic will assume all current debt obligations associated with the Owned Aircraft, currently in the approximate amount of $169.4 million, subject to assignment to and assumption by Investor of such outstanding debt and Investor being satisfied with the terms and conditions of such debt and arrangements with respect thereto mutually agreed upon by Investor, US Airways and Embraer, and US Airways will assign to Republic any remaining support package made available by Embraer in respect of such aircraft. The purchase of the Owned Aircraft is subject to the inspection of such aircraft by the Investor.

               (d) LEASE OF OWNED AIRCRAFT. Republic will initially lease the Owned Aircraft back to US Airways at a monthly rate, payable monthly in advance and determined in accordance with the Lease Formula (as defined in Exhibit F), for a period beginning on the purchase date and continuing until the successful completion of transition of each aircraft to the Republic certificate (the "Owned Aircraft Leaseback"). In addition to the monthly rates set forth in the Lease Formula, the monthly lease payments shall include maintenance reserves, determined based on a rate of [REDACTED], assuming [REDACTED], payable bi-weekly in advance. At the inception of each lease, US Airways shall pay Republic a deposit of two months' lease payments. Concurrent with transferring each aircraft to Republic's certificate, Republic will return the two months' security deposit, any portion of the rent paid in advance by US Airways for such aircraft pertaining to a monthly period not fully elapsed and any excess maintenance reserves. Republic will provide the Company with a monthly reconciliation of maintenance reserves compared with actual flight hours within fifteen (15) days following the end of each month and the next lease payment will be adjusted, up or down, to reflect the actual flight hours.

               (e) LEASED AIRCRAFT. US Airways will assign its rights and Republic will assume all of US Airways' obligations under the current lease agreements covering the Leased Aircraft, subject to US Airways paying any cure costs related thereto and to Republic's satisfaction with the terms and conditions of such lease agreements; such assignment and assumption to occur as the leased aircraft are transitioned to the Republic Certificate as provided below and begin operation under the New Jet Service Agreement. To the extent that US Airways has made payments in the form of security deposits or excess rent payments to or for the benefit of a lessor which have resulted in payments in excess of the cumulative amount of GAAP rent (defined as the average periodic rental payments due under the applicable lease) owing to such lessor, then such excess amount shall be recaptured by US Airways through lower payments under the Jet Service Agreement in a manner consistent with recognizing that US Airways should benefit by such higher initial rent payments. Republic and US Airways agree to negotiate in good faith to ensure that US Airways obtains the full benefit of such overpayments during the term of the Jet Service Agreement and so long as US Airways is not in material breach of any payment obligation under the Jet Service Agreement. Republic's obligation to assume any remaining leases of Leased Aircraft to be assumed shall terminate upon (i) the material breach by the Company of any of the Transaction Documents or (ii) the termination of the Investment Agreement (other than a termination under Section 9.01(c) or (d) thereof).

               (f) TRANSITION OF OWNED AND LEASED AIRCRAFT. Beginning the later of [REDACTED] and sixty (60) days after Republic's acquisition of the Owned Aircraft and Leased Aircraft, Republic will use commercially reasonable efforts to transition the Owned Aircraft and Leased Aircraft to the Republic Certificate at a rate of three (3) aircraft per month; provided that the Currently Owned Aircraft shall be transitioned first and, if the EMB Committed Aircraft are acquired by Republic, the EMB Committed Aircraft shall be the first of the Leased Aircraft to be transitioned. Without limiting the foregoing, the parties will agree upon a schedule for the transition of the Owned Aircraft and Leased Aircraft, including outside dates by which the leases must be assigned to and assumed by Republic. In the event that the Company leases the EMB Committed Aircraft, the parties will agree to a schedule for the assumption of such leases.

               (g) OPERATION OF OWNED AIRCRAFT AND LEASED AIRCRAFT. Upon transition of the Owned Aircraft and Leased Aircraft as described above, Republic will operate the Owned Aircraft and Leased Aircraft as US Airways Express under the terms of the New Jet Service Agreement, as amended in accordance with the terms of Exhibit D.

               (h) PREFERENTIAL HIRING. Republic will comply with the terms of Letter of Agreement #91 to the US Airways - ALPA Collective Bargaining Agreement with respect to the flight crews currently employed by US Airways' EMB-170 Division ("Mid-Atlantic"), and will offer preferential hiring to any flight attendants and mechanics currently employed at Mid-Atlantic. Furthermore Republic will comply with such Letter of Agreement #91 associated with any additional aircraft.

               (i) MAINTENANCE FACILITY. In the event the Investor acquires the Owned Aircraft and the Leased Aircraft, Republic agrees to relocate its EMB-170/-190 heavy overhaul maintenance facility to a location specified by US Airways that is east of the Mississippi River and is consistent with Republic maintaining low operating costs in order to enhance US Airways' ability to attract additional financial support, provided that Republic receives local government economic and other support relative to the establishment of such facility reasonably satisfactory to the Investor.

               (j) PURCHASE OF OTHER ASSETS. In the event the Investor acquires the Owned Aircraft and the Leased Aircraft, Investor will purchase, free and clear of all liens, a flight simulator and a cabin door trainer (together with all licenses and agreements related to the operation thereof) for an aggregate purchase price equal to the fair market value thereof of approximately $9.5 million, and will also purchase certain spare parts and tooling equipment at an aggregate purchase price equal to the fair market value thereof and not to exceed $5.0 million. Any such purchase shall be subject to inspection by Investor.

               (k) FEES OF AIRCRAFT ADVISOR. In the event Investor acquires any Growth Aircraft, Republic agrees to undertake any obligations owing to US Airways' aircraft advisor with respect to fees payable in connection with financing agreements with respect to Growth Aircraft. Any such costs shall be capitalized with the cost of the aircraft and passed through as a cost to US Airways under the New Jet Service Agreement and will be incremental to the lease rates calculated in accordance with the Lease Formula on Exhibit F.

                                    EXHIBIT C
                  AMENDMENTS TO ORIGINAL JET SERVICE AGREEMENT

          The Original Jet Service Agreement shall be amended and restated to reflect the following changes. Except as set forth below, the substantive terms and conditions of the Original Jet Service Agreement shall not change (although the form of such agreement will be modified).

(1) EXISTING JET SERVICE AGREEMENT COSTS (as contained in the Original Jet Service Agreement, with the following modifications):

          [REDACTED]

(2) COMPARABLE TERMS TO AIR WISCONSIN. In the Existing Jet Service Agreement, US Airways will represent to Chautaqua that the costs specified in Section 1 of this Exhibit C, taken as a whole, are not materially different in costs to US Airways, on an average stage length of approximately 380 miles and approximately a 10.2 hour daily block hour utilization, to the terms under the Air Wisconsin Airline Corporation Jet Service Agreement as approved by the Bankruptcy Court on February 28, 2005.

(3) TERM. The term of the Original Jet Service Agreement shall be modified as follows:

          (a) In the event that US Airways does not exercise the Slots Option, at US Airways' option, US Airways shall have the one-time right to terminate up to five (5) of the ERJ-145 aircraft flown under the Existing Jet Service Agreement, subject to 60 days' written notice to Chautauqua prior to the termination of the first of such aircraft. US Airways may exercise this right by providing notice prior to the Effective Date (after which date such right shall expire), which notice shall specify the termination dates for such aircraft.

          (b) Subject to Section 3(e) below and upon prior written notice delivered not later than the Effective Date, in the event US Airways exercises and consummates the Slots Option, at US Airways' option, US Airways shall have the one-time right to terminate five (5) ERJ-145 aircraft flown under the Existing Jet Service Agreement as follows: one (1) ERJ-145 aircraft may be terminated on the date that is the later of (x) the date each fifth Owned Aircraft or Leased Aircraft, collectively, is placed into service under the New Jet Service Agreement or (y) the dates for such termination rights set forth in
          Schedule I to this Exhibit C.

          (c) Subject to Section 3(e) below, in the event US Airways exercises its option to cause Republic to acquire the Growth Aircraft (and the parties reach agreement on the delivery dates and other terms and conditions with respect to such Growth Aircraft), US Airways shall have the right to terminate two (2) ERJ-145 aircraft flown under the Existing Jet Service Agreement for every five (5) Growth Aircraft flown under the New Jet Service Agreement as follows: two (2) ERJ-145 aircraft may be terminated on the date that is the later of (x) the date each fifth such Growth Aircraft is placed into service under the New Jet Service Agreement or (y) the dates for such termination rights set forth in Schedule I to this Exhibit C.

          (d) At any time and from time to time during the period in which US Airways has the right to terminate ERJ-145 aircraft flown under the Existing Jet Service Agreement under any of Section 3(a), Section 3(b), Section 3(c) or Section 3(g) of this Exhibit C, Chautauqua shall have the right to deliver to US Airways written notice (a "Preliminary Chautauqua Termination Notice") that it desires to terminate up to an aggregate number of ERJ-145 aircraft flown under the Existing Jet Service Agreement that does not exceed fifteen (15) less any such aircraft that have been previously terminated under Section 3(a),
          Section 3(b), Section 3(c) or Section 3(g) or this Section 3(d). Within 10 Business Days of receipt of a Preliminary Chautauqua Termination Notice, US Airways shall have the right to notify Chautauqua as to whether it accepts or rejects (which acceptance or rejection may be as to all, some or none of the aircraft designated for termination by Chautauqua in such Preliminary Chautauqua Termination Notice) Chautauqua's Preliminary Chautauqua Termination Notice. The failure of US Airways to deliver such notification within such 10 Business Day period shall be deemed an acceptance of Chautauqua's Preliminary Chautauqua Termination Notice. In the event US Airways gives timely written notice to Chautauqua that it rejects Chautauqua's Preliminary Chautauqua Termination Notice as to any or all of aircraft designated for termination, then the total number of aircraft that US Airways may terminate under Section 3(a), 3(b), 3(c) or 3(g) shall be reduced by the number of aircraft so rejected by US Airways (it being understood and agreed that the aircraft shall be reduced in the chronological order in which they are then eligible for termination under any of Section 3(a), 3(b), 3(c) or 3(g)). In the event US Airways accepts (or is deemed to accept) Chautauqua's written notice, then Chautauqua shall have the right to give US Airways written notice (a "Final Chautauqua Termination Notice"), within not more than sixty (60) days from the acceptance or deemed acceptance of the Preliminary Chautauqua Termination Notice, as to the date(s) on which some or all of the aircraft designated for termination in the Preliminary Chautauqua Termination Notice will be removed from service under the Existing Jet Service Agreement, and the number of such aircraft to be removed on each such date, provided, however, that the removal of the first of such aircraft shall commence no earlier than sixty (60) days, and no later than one hundred twenty (120) days, from the date of the Final Chautauqua Termination Notice, and the Existing Jet Service Agreement shall terminate as to each such aircraft on the date specified in the Final Chautauqua Termination Notice. If Chautauqua does not give such Final Chautauqua Termination Notice within the required sixty (60) day period, then Chautauqua may not terminate the aircraft subject to the Preliminary Chautauqua Termination Notice unless it again complies with the provisions of this Section 3(d). In the event that Chautauqua exercises its right under this Section 3(d), US Airways will not be required to terminate more than two (2) aircraft in any thirty (30) day period.

          (e) US Airways shall not have the right to terminate ERJ-145 aircraft as provided for in Sections 3(b) and 3(c) of this Exhibit C in the event and for so long as US Airways is then flying regional jet aircraft directly or indirectly owned or operated by any regional jet provider flying as "US Airways Express" other than (a) Air Wisconsin Airline Corporation, under the Air Wisconsin Jet Service Agreement (up to a maximum of 70 aircraft) or (b) any other such regional jet provider flying 50-seater aircraft that makes an equity investment in connection with the Plan in the Company which equates to at least [REDACTED] in each aircraft in such regional jet provider's fleet then flying for US Airways; provided, however, that with respect any such other regional jet provider, at such time as US Airways has reduced the size of such other regional jet provider's 50-seater fleet being operated by US Airways to a point where such other regional jet provider's investment in US Airways equates to at least [REDACTED] per aircraft, then US Airways may thereafter terminate ERJ-145 aircraft of Chautauqua under the Existing Jet Service Agreement pursuant to Sections (3)(b) and (3)(c) of this Exhibit C in proportion to the rate at which US Airways terminates the remaining 50-seater fleet of such other regional jet provider.

          (f) The term of the Existing Jet Service Agreement with respect to ERJ-145 aircraft not terminated pursuant to Sections 3(a) or 3(b) of this Exhibit C shall be March 1, 2013 (i.e., a one-year extension).

          (g) If (i) the Company exercises its option to require the Investor to purchase New Common Stock under Section 2.01 of the Investment Agreement and, in connection therewith, exercises the Slot Option, to be consummated upon the Investor's purchase of the New Common Stock,
          (ii) the Investor has not consummated the purchase of New Common Stock other than as a result of a failure of a condition to be satisfied or waived by the Investor under Section 8.01 (other than the condition that the Investor shall have approved the Initial Business Plan and any Amended Business Plan, or the condition that the Company shall have consummated the Slot Option, to the extent that such failure to consummate the Slot Option results from the Investor's election not to consummate the purchase of the New Common Stock), (iii) the sale of New Common Stock is completed with a third party investor in connection with the consummation of the Plan on terms and conditions substantially identical, in all material respects, or on terms more favorable to the investor to those contained in the Investment Agreement and, if more favorable, that were offered to the Investor under Section 6.09(c) of the Agreement and that the Investor declined to accept, and (iv) the Slot Option is not and has not been consummated with the Investor, then US Airways shall have the one-time right to terminate up to ten (10) additional aircraft flown under the Existing Jet Service Agreement, subject to six (6) month's prior written notice to Chautauqua, which notice shall specify the number of aircraft to be terminated, and upon US Airways' exercise of such aircraft termination right, US Airways shall have no further right to exercise or consummate the Slot Option.

          (h) Notwithstanding anything in Sections 3(a) through (g) (or Schedule I to this Exhibit C) to the contrary, (i) in no event may US Airways terminate, in the aggregate, more than two (2) aircraft in any thirty
          (30) day period and (ii) Republic Airways will have the right to designate the specific aircraft to be terminated.

(4) TREATMENT OF CLAIMS. In the event that (i) US Airways consummates a chapter 11 plan of reorganization in the Cases, including a liquidating chapter 11 plan, and neither it nor its successor under the plan continues to operate as an airline, and substantially all of US Airways' flight operations are, therefore, discontinued, or (ii) US Airways' Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or US Airways is otherwise liquidated, and as a result of such dismissal, conversion or liquidation, substantially all of US Airways' flight operations are discontinued, US Airways may reject or terminate either or both of the Jet Service Agreements by providing ten (10) business days prior written notice to Chautauqua, Republic or the applicable Republic Affiliate, as the case may be, and US Airways shall be deemed to have breached such Jet Service

 Agreement(s) as of the effective date of the applicable notice (the "Breach Date") and Chautauqua, Republic or the applicable Republic Affiliate, as the case may be, shall have, subject to objection as provided below: (x) administrative expense claims under sections 503 and 507 of the Bankruptcy Code for any obligations arising prior to the Breach Date with respect to the applicable Jet Service Agreement and (y) general unsecured pre-petition claims under section 502(g) of the Bankruptcy Code for future damages resulting from such rejection or termination and for obligations that arise after the Breach Date with respect to the applicable Jet Service Agreement.

                             SCHEDULE I TO EXHIBIT C

                      US Airways ERJ-145 Termination Rights

Note: hereunder, "DOE" shall mean the Effective Date.

 US AIRWAYS   OWNED/LEASED     AIRWAYS       GROWTH
TERMINATION     AIRCRAFT     TERMINATION    AIRCRAFT
 RIGHT DATE    TERMINATED     RIGHT DATE   TERMINATED
-----------   ------------   -----------   ---------
[REDACTED]

The parties will use commercially reasonable efforts to align a termination right date [REDACTED] with the closest normal schedule change date.

                                    EXHIBIT D
                       TERMS OF NEW JET SERVICE AGREEMENT

          The terms of the New Jet Service Agreement shall be substantially identical to the Existing Jet Service Agreement, with the following modifications:

                                          EMB-170       EMB-190
                                        -----------   -----------
[REDACTED]
   [REDACTED]                           $[REDACTED]   $[REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
TOTAL PER A/C PER DAY                    [REDACTED]    [REDACTED]

[REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
TOTAL PER BLOCK HOUR                     [REDACTED]    [REDACTED]

[REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
TOTAL PER FLIGHT HOUR                    [REDACTED]    [REDACTED]

[REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
TOTAL PER DEPARTURE                      [REDACTED]    [REDACTED]

[REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
TOTAL FIXED COST PER AIRCRAFT PER DAY    [REDACTED]    [REDACTED]

[REDACTED]
   [REDACTED]                            [REDACTED]    [REDACTED]
TOTAL PER SPARE ENGINE PER DAY           [REDACTED]    [REDACTED]

[REDACTED]
   [REDACTED]                           $[REDACTED]   $[REDACTED]
TOTAL PROFIT MARGIN PER ASM             $[REDACTED]   $[REDACTED]

START-UP EXPENSES PER AIRCRAFT INTRO     [REDACTED]    [REDACTED]

Upon transition of the Owned Aircraft and Leased Aircraft as described in Exhibit B, Republic will operate the Owned Aircraft and Leased Aircraft as US Airways Express under the terms of the New Jet Service Agreement, as amended in accordance with the terms hereof. The term of the New Jet Service Agreement with respect to the Owned Aircraft and the Leased Aircraft shall be 10 years from the date that the first such aircraft goes into service. The term of the New Jet

Service Agreement with respect to any Additional Jet Service Aircraft, if operated under the New Jet Service Agreement, shall be 10 years from the date that the first such aircraft goes into service.

                                    EXHIBIT E
                         ADDITIONAL JET SERVICE AIRCRAFT

          The completion of the transactions contemplated in this Exhibit E is subject to the negotiation and execution of definitive documentation incorporating the terms set forth in this Exhibit E and customary representations, warranties, covenants and conditions for a transaction of this type, as well as events of default and remedies in respect thereof. The parties will use reasonable commercial efforts to complete such definitive documents prior to the entry of the Omnibus Order. The execution of the definitive documentation for certain aspects of the transactions described herein will require the consent and approval of the ATSB.

          In the event that the Closing under the Investment Agreement occurs, the Company will have the option to have Republic purchase, finance, and operate for US Airways in US Airways Express service an additional six (6) EMB-170 aircraft and sixteen (16) additional EMB-170 or EMB-190 aircraft (the "Additional Jet Service Aircraft"). The agreement to place such aircraft into service is subject to Republic's ability to secure financing for such aircraft predicated upon lease rates calculated in accordance with the Lease Formula on Exhibit F, subject to mutual agreement on delivery dates and notices.

          Republic will operate the Additional Jet Service Aircraft as US Airways Express under the terms of the New Jet Service Agreement, as amended in accordance with Exhibit D.

                                    EXHIBIT F
                                  LEASE FORMULA

ASSUMPTIONS:                       LOAN AMOUNT   MONTHLY PAYMENT
------------                       -----------   ---------------
Spread                [REDACTED]   [REDACTED]    [REDACTED]
Fixed Rate Base       [REDACTED]
Implied Rate          [REDACTED]
Term (in years)       [REDACTED]
Aircraft Price        [REDACTED]
Debt Leverage         [REDACTED]
Amortization          [REDACTED]
Payment Schedule      [REDACTED]

Aircraft Lease Rate   [REDACTED]

Notes:

1) The [REDACTED] is the Maximum Lease Rate (in the case of [REDACTED] ERJ [REDACTED] aircraft being leased by Investor to US Airways) and the Maximum Reimbursement Rate (to the extent the aircraft are being flown by Investor under the JSA) for such aircraft being purchased by the Investor at a price of [REDACTED]; provided however that to the extent the Fixed Rate Base increases above or decreases below the [REDACTED] rate used in this model to arrive at the [REDACTED] Aircraft Lease Rate, the Maximum Lease Rate and Maximum Reimbursement Rate, as applicable, will be recalculated using the actual Fixed Rate Base; such calculation shall be made upon the closing of the purchase of the aircraft.

2) To the extent that the Investor is able to [REDACTED], the Aircraft Lease Rent will be adjusted downward by [REDACTED] of the difference between the Maximum Lease Rate, or Maximum Reimbursement Rate, as applicable, as calculated above and the debt service calculated assuming a loan at [REDACTED] of Aircraft price, self liquidating over [REDACTED] with [REDACTED] payments [REDACTED], using the lower Spread [REDACTED] used in determining the rate on the loan; provided however that if a different base rate, such as [REDACTED], is used instead of [REDACTED], the difference between [REDACTED] will be added to the Spread; further provided that the savings will be calculated only after reimbursing Republic for the third party legal, brokerage, fees to lender, and other out of pocket costs associated with securing the financing, which costs shall be reimbursed by capitalizing them into the debt.

3) To the extent that the Investor acquires any additional aircraft beyond the [REDACTED] ERJ [REDACTED] aircraft, the lease/reimbursement rate shall be based on the actual Aircraft Price and actual Fixed Rate Base used to determine the rate on the loan, plus the actual Spread required by the lender. To the extent that this spread is in excess of [REDACTED] bps, US Airways shall have the right not to have the Investor place the aircraft into service under the JSA.

                                   SCHEDULE 1

                           SHARES OF NEW COMMON STOCK

In USD millions

               ADDITIONAL                                INVESTOR'S
INVESTOR'S       EQUITY      PRE-MONEY       TOTAL         EQUITY
INVESTMENT   INVESTMENT(1)     EQUITY    EQUITY VALUE   OWNERSHIP(2)
----------   -------------   ---------   ------------   ------------
   125.0         125.0         250.0         500.0        25.0000%
   125.0         150.0         250.0         525.0        23.8095%
   125.0         175.0         250.0         550.0        22.7273%
   125.0         200.0         250.0         575.0        21.7391%
   125.0         225.0         250.0         600.0        20.8333%
   125.0         250.0         250.0         625.0        20.0000%
   125.0         275.0         250.0         650.0        19.2308%

----------
(1). Includes Eastshore Equity Commitment

(2). If new money investment is more than $400 million, Investor's Equity Ownership, on a Fully-Diluted Basis, will in no case be lower than 19.2308%.

                                  SCHEDULE 3.03

        APPROVALS REQUIRED OF THE COMPANY AND THE OPERATING COMPANIES IN
                        CONNECTION WITH THE TRANSACTIONS

                         [To be provided supplementally]

                                  SCHEDULE 3.06

                           SUBSIDIARIES OF THE COMPANY

                                US Airways, Inc.
                             Piedmont Airlines, Inc.
                               PSA Airlines, Inc.
                         Material Services Company, Inc.
                             Airways Assurance, Ltd.

                                SCHEDULE 3.07(A)

                              SEC REPORTS NOT FILED

Following the distribution to employees of their grants of Common Stock of the Company as restricted stock in August, 2003, pursuant to the Plan of Reorganization after emergence from the prior bankruptcy of the Company, a number of employees complained to several regional offices of the SEC that the method of distribution and notification of vesting employed by the Company resulted in giving unfair advantage to some employees and perhaps management over others. In each instance, the SEC office in question forwarded to the Company and inquiry requesting an explanation. The Company responded to each request with a full explanation of the method of distribution and vesting provisions. The Company did not receive any further communication from the SEC regarding these complaints. These inquiries arrived and were responded to during the second half of 2003.

                                  SCHEDULE 3.15

                   STATUS OF COLLECTIVE BARGAINING AGREEMENTS
                            AND EMPLOYMENT AGREEMENTS

The Company's Annual Report on Form 10-K, as filed with the SEC on March 1, 2005, contains a current description of the status of the collective bargaining and employment agreements.

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                                  SCHEDULE 4.03

                       APPROVALS REQUIRED BY THE INVESTOR
                       IN CONNECTION WITH THE TRANSACTIONS

                         [To be provided supplementally]


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